Exhibit 10.16

DATED 11th May, 2005

GREAT RESPECT LIMITED

(as assignor)

MELCO ENTERTAINMENT LIMITED

(as assignee)

and

MELCO INTERNATIONAL DEVELOPMENT LIMITED

(as issuer)

ASSIGNMENT AGREEMENT

in relation to a memorandum of agreement dated 28th October 2004

and

SUBSCRIPTION AGREEMENT

in relation to convertible loan notes

in the aggregate principal amount of HK$1,175,000,000 to be issued by

Melco International Development Limited

RICHARDS BUTLER
20th Floor
Alexandra House
16-20 Chater Road
Central, Hong Kong

i

Part A	Assignor’s Warranties	27

Part B	Assignee’s Warranties	29

Part C	Issuer’s Warranties	30

SCHEDULE 4 Form of Convertible Loan Note Instrument		32

ii

THIS AGREEMENT is made this 11th day of May, 2005

BETWEEN:

(1)	GREAT RESPECT LIMITED, a company incorporated in British Virgin Islands with limited liability and having its registered office at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Assignor”);

(2)	MELCO ENTERTAINMENT LIMITED, a company incorporated in the Cayman Islands and having its registered office at Walker House, Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands (the “Assignee”); and

(3)	MELCO INTERNATIONAL DEVELOPMENT LIMITED, a company incorporated in Hong Kong and having its registered office at Penthouse, 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong (the “Issuer”).

WHEREAS:

(A)	On 28th October 2004, the Assignor and Melco Leisure entered into the Joint Venture MOA and established the Joint Venture, pursuant to which the Assignor, through its business relationships and connections in Macau, agreed to use its best endeavours to proceed to apply to the Macau Government for the grant of development rights in respect of one or more parcels of land in Cotai, Macau. Under the Joint Venture MOA, for expedience Melco Leisure would make available one of its Macau subsidiaries (which was ultimately Macau Hotels) to the Joint Venture, as the Macanese vehicle to make the application.

(B)	Under the Joint Venture MOA, the Assignor is responsible for all the costs and expenses incurred in relation to the application, except that the land premium payable for the grant of any land secured by the efforts of the Assignor for the Joint Venture is required to be borne by the parties to the Joint Venture MOA as to 50.8% by Melco Leisure and as to the balance of 49.2% by the Assignor.

(C)	The Joint Venture MOA provides that in the event the Macau Government agrees to make a grant of development rights in respect of one or more parcels of land in Cotai, Macau, to the Joint Venture, Melco Leisure and the Assignor shall have interests in the relevant land on a 50.8% (Melco Leisure): 49.2% (Assignor) basis.

(D)	The Joint Venture MOA further provides that, upon a land application in respect of any land secured for the Joint Venture by the efforts of the Assignor being approved, Melco Leisure and the Assignor would form a joint venture to jointly develop the relevant land on a 50.8% (Melco Leisure): 49.2% (Assignor) basis.

(E)	On 21st April 2005, pursuant to the efforts of the Assignor on behalf of the Joint Venture, the Consent Letter was issued by the Macau Government to Melco Hotels, pursuant to which the Macau Government offered to Melco Hotels the right to be granted a long term lease of the Macau Property, to construct and develop an integrated entertainment resort.

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(F)	Under the terms of the Joint Venture MOA, the Assignor is entitled to a 49.2% interest in the Macau Property and its subsequent development.

(G)	The Assignor has agreed to assign to the Assignee all of the Assignor’s right, title and interest in, and the full benefit of, the Joint Venture MOA upon the terms and subject to the conditions set out in this Agreement.

(H)	The Assignor has further agreed to subscribe and the Issuer has agreed to issue, the Convertible Loan Notes upon the terms and subject to the conditions set out in this Agreement.

IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, including the Recitals and Schedules hereto, unless the context otherwise requires, the following terms shall have the meanings set out below:

“Announcement”	the press announcement in the agreed form annexed hereto as Annexure A, which is expected to be issued by the Issuer immediately following the execution of this Agreement (subject to such amendments as the Stock Exchange and/or the SFC may approve and/or require);

“Assignment”	the assignment of the Assigned Property by the Assignor to the Assignee in accordance with Clause 2.1 and other terms and conditions of this Agreement;

“Assignment Consideration”	has the meaning ascribed to it in Clause 3.1;

“Assigned Property”	has the meaning ascribed to it in Clause 2.1;

“Assignee’s Warranties”	the representations and warranties given by the Assignee in Clause 7 and Part B of Schedule 3 and “Assignee’s Warranty” shall be construed accordingly;

“Assignor’s Warranties”	the representations and warranties given by the Assignor in Clause 6 and Part A of Schedule 3 and “Assignor’s Warranty” shall be construed accordingly.

“Business Day”	a day (excluding Saturday and any day on which a tropical cyclone warning no. 8 or above is hoisted at any time between 9:00 a.m. and 5:30 p.m. or on which a “black” rainstorm warning is hoisted at any time between 9:00 am. and 5:30 p.m.) on which licensed banks in Hong Kong are open for business;

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“Convertible Loan Notes”	the non interest bearing convertible loan notes due 2010 in the aggregate principal amount of HK$1,175,000,000 constituted by the Convertible Loan Note Instrument to be issued by the Issuer to the Assignor in accordance with the terms and conditions of this Agreement;

“Convertible Loan Note Instrument”	the convertible loan note instrument to be executed by the Issuer in substantially the form set out in Schedule 4 hereto;

“Companies Ordinance”	the Companies Ordinance (Chapter 32) of the laws of Hong Kong;

“Completion”	completion of the transactions contemplated by this Agreement in accordance with the provisions of Clause 9 and, where the context requires, also means the performance by the parties hereto of their respective obligations pursuant to Clause 9;

“Completion Date”	the third Business Day next following the date on which the last unfulfilled Condition is satisfied or waived or if Completion is deferred in accordance to Clause 9.2(i), such deferred date on which Completion takes place;

“Conditions”	the conditions set out in Clause 4.1;

“Confidential Information”	all information relating to the Joint Venture and not in the public domain which belongs to the Joint Venture (whether in documentary or machine-readable form);

“Consent Letter”	the letter dated 21st April 2005 issued by the Macau Government to Melco Hotels pursuant to which the Macau Government offered to Melco Hotels the right to be granted a long term lease of the Macau Property, to construct and develop a hotel complex, subject to the terms and conditions set out therein;

“Deed of Assignment”	the deed of assignment in the form set out in Schedule 1 relating to the assignment of all the Assignor’s right, title and interest in and under, and the full benefit of, the Joint Venture and the Joint Venture MOA, to be executed and delivered by the Assignor on Completion;

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“Executive”	the executive director of the Corporate Finance Division of the SFC from time to time and any delegate of such executive director;

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“Issuer’s Warranties”	the representations and warranties given by the Issuer in Clause 8 and Part C of Schedule 3 and “Issuer’s Warranty” shall be construed accordingly;

“Joint Venture”	the joint venture between the Assignor and Melco Leisure established by the Joint Venture MOA;

“Joint Venture MOA”	the memorandum of agreement dated 28th October 2004 entered into between Melco Leisure and the Assignor, including any subsequent amendment or variation thereof or supplement thereto;

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange (as amended from time to time);

“Longstop Date”	31st August 2005 or such other date as the Assignor, the Assignee and the Issuer may agree in writing;

“Macau”	the Macau Special Administrative Region of the People’s Republic of China;

“Macau Government”	the government of Macau;

“Macau Property”	the plot of land in respect of which the Macau Government has offered Melco Hotels the right to apply for a long term lease, to construct and develop an integrated entertainment resort, the details of which plot of land are set out in Schedule 2;

“Material Adverse Change (or Effect)”	any change (or effect), the consequence of which, in the opinion of the Assignee, is to materially and adversely affect the financial position, business, results of operations, prospects, assets or liabilities of the Joint Venture;

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“Meleo Hotels”	Melco Hotels and Resorts (Macau) Limited, a company incorporated in Macau and a wholly owned subsidiary of Melco Leisure;

“Melco Leisure”	Melco Leisure and Entertainment Group Limited, a company incorporated in the British Virgin Islands and a wholly-owned subsidiary of the Issuer;

“Melco Shares”	the ordinary shares of the Issuer of nominal value of HK$1.00 each in its share capital;

“MOP”	Macau Pataca, the lawful currency of Macau;

“SFC”	the Securities and Futures Commission of Hong Kong;

“Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“Subscription Price”	has the meaning ascribed to it in Clause 3.2; and

“Takeovers Code”	the Hong Kong Code on Takeovers and Mergers (as amended from time to time).

1.2	In this Agreement, references to “Recitals,” “Clauses,” “sub-Clauses,” the “Schedules” and the “Annexures” are to the introduction section preceding Clause 1, the clauses and sub-clauses of and the schedules and annexures to this Agreement, respectively.

1.3	In this Agreement, the singular includes the plural, words importing one gender include the other gender and the neuter and references to persons include bodies corporate or unincorporate. References to time are, unless otherwise provided herein, to Hong Kong time.

1.4	The definitions and designations (if any) adopted in the recitals shall apply throughout this Agreement and the Schedules, unless the context requires otherwise.

1.5	References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively replaced, amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification) and any subordinate legislation made under such provisions.

1.6	Unless the context otherwise requires, the term “subsidiary”, shall have the meaning ascribed thereto in section 2 of the Companies Ordinance of the Laws of Hong Kong and references to “holding company” shall be construed accordingly.

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1.7	Headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

1.8	A reference in this Agreement to the Assignor’s or any other person’s knowledge, information, belief or awareness, or best of knowledge, information and belief (and similar expressions):

(i)	shall be a reference to the best of the knowledge and belief of the Assignor or such other person (as the case may be) and, where any of them is a company, each of their respective directors; and

(ii)	is deemed to include knowledge and belief which each such company and person referred to in paragraph (i) above would have had if that company or person had made all reasonable enquiries.

2.	ASSIGNMENT OF ASSIGNED PROPERTY AND SUBSCRIPTION FOR THE CONVERTIBLE LOAN NOTES

2.1	The Assignor hereby assigns absolutely, with effect from the Completion Date, to the Assignee all of the Assignor’s right, title and interest in and under, and the full benefit of, the Joint Venture and the Joint Venture MOA (the “Assigned Property”).

2.2	The Assignor shall remain liable to perform all the unperformed or outstanding obligations assumed by it under the Joint Venture MOA which are required to be performed prior to Completion (if any) and the Assignee shall have no obligation under the Joint Venture MOA in the event of any failure by the Assignor to perform its obligations under the Joint Venture MOA which are required to be performed by it prior to Completion.

2.3	Subject to the terms and conditions of this Agreement, the Assignor hereby agrees to subscribe for the Convertible Loan Notes, and the Issuer hereby agrees to issue to the Convertible Loan Notes to the Assignor, in each case on Completion.

3.	ASSIGNMENT CONSIDERATION AND SUBSCRIPTION PRICE

3.1	The consideration payable by the Assignee to the Assignor for the Assignment shall be the sum of HK$1,175,000,000 (the “Assignment Consideration”), which amount shall be paid in cash at Completion in accordance with Clause 3.3 and sub-Clause 9.1(ii)(a).

3.2	The consideration payable by the Assignor to the Issuer for the Convertible Loan Notes shall be the sum of HK$1,175,000,000 (the “Subscription Price”), which amount shall be paid in cash at Completion in accordance with Clause 3.3 and sub-Clause 9.1(ii)(a).

3.3	The Assignor undertakes to the Assignee to apply the full amount of the Assignment Consideration payable by the Assignee to the Assignor at Completion in payment of the Subscription Price and hereby irrevocably directs the Assignee to pay, at Completion, the full amount of the Assignment Consideration to a bank account designated by the Issuer to the Assignee by notice in writing to the Assignee (with a copy to the Assignor) not later than 5 Business Days prior the Completion Date.

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3.4	The payment of the Assignment Consideration by the Assignee in accordance with Clause 3.3 and sub-Clause 9.1(ii)(a) shall constitute full accord, satisfaction and discharge of all the Assignee’s obligations in respect of the payment of the Assignment Consideration under Clause 3.1.

4.	CONDITIONS PRECEDENT

4.1	Completion of the Assignment and the obligations of the Assignee are conditional upon:

(i)	the passing of the necessary resolution(s) by the shareholders of the Issuer (other than those who are not permitted to vote pursuant to the Takeovers Code or the Listing Rules, or pursuant to any direction, order or decision of the Executive, the SFC or the Stock Exchange, on such resolution(s)) at the extraordinary general meeting(s) of the Issuer to be proposed for the purpose of approving this Agreement and the transactions contemplated hereby, including without limitation, the issue of the Convertible Loan Notes and the Melco Shares which may fall to be issued upon any exercise of the conversion rights under the Convertible Loan Notes;

(ii)	the Issuer having obtained all approvals and consents which are necessary or desirable for the completion of the transactions and the performance of the obligations contemplated under this Agreement;

(iii)	the granting by the Stock Exchange of the listing of and permission to deal in the Melco Shares that may fall to be issued upon any exercise of the conversion rights under the Convertible Loan Notes;

(iv)	all consents and approvals of any relevant governmental authorities or other regulatory bodies in Hong Kong and Macau which are necessary for entering into this Agreement and the consummation of the transactions contemplated hereby having been obtained and not having been revoked; and

(v)	the issue of a legal opinion by a qualified Hong Kong legal counsel, in a form to be agreed between the Assignor and the Assignee, confirming, inter alia, the enforceability of the Joint Venture MOA and the Joint Venture under Hong Kong law and such other matters as the Assignor and the Assignee may agree.

4.2	The Conditions set out in sub-Clauses 4.1(i) to (iv) (inclusive) shall not be waived. The Condition set out in sub-Clause 4.1(v) may be waived by the Assignee. If the Conditions shall not have been fulfilled or waived in full on or before 5:00 p.m. on the Longstop Date, all rights, obligations and liabilities of the parties hereunder shall cease and terminate and none of the parties shall have any claim against any other in respect of this Agreement save for any antecedent breaches of this Agreement.

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4.3	The Issuer shall use its best endeavours to procure the fulfillment of the Conditions set out in sub-Clauses 4.1(i) to (iii) (inclusive) by not later than the Long Stop Date and shall immediately notify the Assignor and the Assignee upon satisfaction of those Conditions.

4.4	The Assignor and the Assignee shall cooperate to procure the fulfillment of the Conditions set out in sub-Clauses 4.1(iv) and 4.1(v) and each of them shall provide all information reasonably necessary for the purposes of assisting the fulfillment of the Conditions set out in sub-Clauses 4.1(i) to (iv) (inclusive) to the Issuer and, if required, the Stock Exchange, the SFC and the Executive.

5.	NEGATIVE UNDERTAKINGS AND FURTHER ASSURANCE

5.1	From the date hereof and up to Completion, the Assignor shall not, except with the prior written consent of the Assignee:

(i)	amend or waive any of its rights under the Joint Venture MOA;

(ii)	create or permit to exist any encumbrance over all or any part of the Assigned Property;

(iii)	release the other party to the Joint Venture MOA from any of its obligations thereunder; or

(iv)	waive any breach by such other party of, or agree to accept any termination of such other party’s obligations under, the Joint Venture MOA.

5.2	The Assignor shall, at any time and from time to time upon the written request of the Assignee, promptly and duly execute and deliver to the Assignee any and all such further instruments and documents that the Assignee may require for perfecting or protecting its interest in respect of the Assigned Property or as the Assignee may consider necessary to obtain the full benefit of the Assignment and of the rights and benefits agreed to be transferred by the Assignor to the Assignee under this Agreement.

5.3	The Assignor irrevocably appoints the Assignee, with effect from Completion, to be the Assignor’s true and lawful attorney with full power, in the name of the Assignor to perform all or any of the acts that may be required to be performed by the Assignor under this Agreement to perfect or protect the Assignee’s interest in respect of the Assigned Property or to obtain the full benefit of the Assignment and of the rights and benefits agreed to be transferred by the Assignor to the Assignee under this Agreement.

6.	ASSIGNOR’S REPRESENTATIONS AND WARRANTIES

6.1	The Assignor hereby represents and warrants to the Assignee (and the provisions of this Clause shall continue to apply notwithstanding Completion) that the Assignor’s Warranties are true, complete and accurate in all material respects as at the date of this Agreement and will continue to be so up to, and shall be deemed repeated at, the time of Completion. The Assignor acknowledges that the Assignee, in entering into this Agreement, is relying on the Assignor’s Warranties, and that the

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Assignor’s Warranties have been given with the intention of inducing the Assignee to enter into this Agreement, notwithstanding any investigations which the Assignee or its representatives or advisers may have made.

6.2	Each of the Assignor’s Warranties shall be separate and independent to the intent that the Assignee shall have a separate claim and right of action in respect of any breach thereof and save as expressly provided herein shall not be limited by reference to anything else in this Agreement.

6.3	None of the Assignor’s Warranties shall be deemed in any way modified or discharged by reason of any investigation or inquiry made or to be made by or on behalf of the Assignee or any knowledge (whether actual, constructive or otherwise) possessed by the Assignee at any time prior to Completion.

6.4	The Assignor shall not do, allow or procure any act or permit any omission before Completion which would constitute a material breach of any of the Assignor’s Warranties if they were given at the time of such act or omission or which would make any of the Assignor’s Warranties inaccurate or misleading if they were so given. The Assignor undertakes to disclose to the Assignee in writing any matter occurring prior to Completion which constitutes a breach of or is inconsistent with any of the Assignor’s Warranties or which may render any of the Assignor’s Warranties inaccurate or misleading (or which would constitute a breach of or be inconsistent with any of the Assignor’s Warranties, or renders any of them inaccurate or misleading in any respect, if the Assignor’s Warranties were given at the time of such occurrence) immediately upon becoming aware of the same.

6.5	The Assignor undertakes to indemnify the Assignee against any costs or expenses (including all legal costs of a solicitor on an own client basis) or other liabilities which it may incur in connection with:

(i)	the settlement of any claim that any of the Assignor’s Warranties is untrue or misleading or has been breached;

(ii)	any legal proceedings in which the Assignee claims that any of the Assignor’s Warranties is untrue or misleading or has been breached and in which judgment is given for the Assignee; or

(iii)	the enforcement of any such settlement or judgment.

6.6	The Assignor shall not be liable under the Assignor’s Warranties:

(i)	as a result of any legislation not in force at the date of this Agreement or any change of law after the date hereof which takes effect retroactively as from a date prior to the date of this Agreement; or

(ii)	in respect of any action done or undertaken by the Assignee after Completion, provided that the said action is not taken as a result of or relating to any breach of this Agreement by the Assignor; or

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(iii)	in respect of any claim for breach of the Assignor’s Warranties which would not have arisen but for an act, omission, transaction or circumstance occurring or arising after Completion at the direction or with the consent of the Assignee.

6.7	The liability of the Assignor in respect of any claims for breach of this Agreement (including, for the avoidance of doubt, the Assignor’s Warranties) shall be limited as follows:

(i)	the aggregate maximum liability of the Assignor in respect of all breaches under this Agreement including, for the avoidance of doubt, the Assignor’s Warranties, shall not exceed the amount of the Assignment Consideration;

(ii)	the Assignor shall not be liable for any breach of this Agreement (including, for the avoidance of doubt, the Assignor’s Warranties) unless, prior to the date falling 18 months after the Completion Date, the Assignee shall have given written notice to the Assignor of any claim, such notice to comply with the provisions of paragraph (iv) below;

(iii)	no claim for breach of this Agreement (including, for the avoidance of doubt, the Assignor’s Warranties) shall be made against the Assignor unless the aggregate amount of all claims for which the Assignor would otherwise be liable (subject always to the provisions of this Clause 6.8) under this Agreement (including, for the avoidance of doubt, the Assignor’s Warranties) exceeds HK$500,000 (and if the aggregate liability in respect of all such claims exceeds that figure, then all claims, including claims previously notified, shall accrue against and be recoverable from the Assignor); and

(iv)	any notice of a claim for any breach of this Agreement (including, for the avoidance of doubt, the Assignor’s Warranties) given by the Assignee to the Assignor shall specify (in reasonable detail) the matters which give rise to the breach, the nature of the breach and an estimate of the amount claimed in respect thereof.

6.8	Each of the Assignor and the Assignee acknowledges that as at the date hereof, the Joint Venture and Melco Hotels have not received a formal land grant from the Macau Government in respect of the Macau Property nor obtained any legal or beneficial ownership of or title to the Macau Property, nor any form of long term lease in respect of it.

6.9	The Assignor irrevocably undertakes to the Assignee that if Melco Hotels fails to obtain from the Macau Government a formal grant of a long term lease in respect of the Macau Property, to construct and develop an integrated entertainment resort, in accordance with the terms and conditions of the Consent Letter or in accordance with such other terms and conditions as may be acceptable to the Assignee (acting reasonably), by midnight on 31st December 2006 (the “Cut-Off Date”):

(a)	the Assignor shall within 14 Business Days after the Cut-Off Date deliver and transfer all of the Convertible Loan Notes

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issued to the Assignor under this Agreement to the Issuer for cancellation failing which all of the Convertible Loan Notes are deemed to be fully cancelled and extinguished by the Issuer (to which the Assignor hereby irrevocably agrees) on and from the 14th Business Day after the Cut-Off Date; and

(b)	subject to the Assignor having complied with its obligations under paragraph (a) above or failing which the deemed cancellation and extinguishment of the Convertible Loan Notes by the Issuer under paragraph (a) above, the Issuer shall, within 14 Business Days of the Assignor having complied with its obligations under paragraph (a) above or the date of deemed cancellation and extinguishment of all of the Convertible Loan Notes under paragraph (a) above (whichever is earlier), apply the amount received by it from the Assignor on subscription of the Convertible Loan Notes (being an amount equal to the Subscription Price) to repay the Assignment Consideration to the Assignee (without interest), on behalf of the Assignor.

6.10	The transfer of the Convertible Loan Notes to the Issuer for cancellation referred to in sub-Clause 6.9(a) shall be made by the Assignor delivering to the Issuer the following documents:

(i)	a note transfer form in the form as set out in schedule 3 to the Convertible Loan Note Instrument in respect of all the Convertible Loan Notes issued under this Agreement, duly executed by the Assignor in blank;

(ii)	the certificates representing all the Convertible Loan Notes issued under this Agreement; and

(iii)	any other document(s) as may be required to complete the transfer of all the Convertible Loan Notes issued under this Agreement to the Issuer for cancellation.

6.11	The Assignor agrees that if it is required to deliver and transfer the Convertible Loan Notes to the Issuer under sub-Clause 6.9(a) (or failing which, if the Convertible Loan Notes are deemed to be fully cancelled and extinguished by the Issuer under sub-Clause 6.9(a)) and in consideration of the obligation of the Issuer under sub-Clause 6.9(b) to repay the Assignment Consideration to the Assignee from the proceeds of subscription of the Convertible Loan Notes:

(a)	the Assignor shall have no further rights, benefits or interests in the Convertible Loan Notes;

(b)	the Assignor shall hold all right, title, benefit and interest in the Convertible Loan Notes on trust for the Issuer pending the actual delivery and transfer of the Convertible Loan Notes to the Issuer for cancellation or the deemed cancellation and extinguishment of the Convertible Loan Notes; and

(c)	the Issuer shall have no obligations or liabilities howsoever or whatsoever to the Assignor under or in connection with the Convertible Loan Notes.

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The provisions of this Clause 6.11 shall continue to apply after the termination of this Agreement.

7.	ASSIGNEE’S REPRESENTATIONS AND WARRANTIES

7.1	The Assignee hereby represents and warrants to the Assignor (and the provisions of this Clause shall continue to apply notwithstanding Completion) that the Assignee’s Warranties are true, complete and accurate in all material respects as at the date of this Agreement and will continue to be so up to, and shall be deemed repeated at, the time of Completion. The Assignee acknowledges that the Assignor, in entering into this Agreement, is relying on the Assignee’s Warranties, and that the Assignee’s Warranties have been given with the intention of inducing the Assignor to enter into this Agreement.

7.2	The Assignee’s Warranties shall be separate and independent to the intent that the Assignor shall have a separate claim and right of action in respect of any breach thereof and save as expressly provided herein shall not be limited by reference to anything else in this Agreement.

7.3	The Assignee shall not do, allow or procure any act or permit any omission before Completion which would constitute a material breach of any of the Assignee’s Warranties if they were given at the time of such act or omission or which would make any of the Assignee’s Warranties inaccurate or misleading if they were so given. The Assignee undertakes to disclose to the Assignor in writing any matter occurring prior to Completion which constitutes a breach of or is inconsistent with any of the Assignee’s Warranties or which may render any of the Assignee’s Warranties inaccurate or misleading (or which would constitute a breach of or be inconsistent with any of the Assignee’s Warranties, or renders any of them inaccurate or misleading in any respect, if the Assignee’s Warranties were given at the time of such occurrence) immediately upon becoming aware of the same.

7.4	The Assignee shall not be liable under the Assignee’s Warranties:

(i)	as a result of any legislation not in force at the date of this Agreement or any change of law after the date hereof which takes effect retroactively as from a date prior to the date of this Agreement; or

(ii)	in respect of any action done or undertaken by the Assignor after Completion provided that the said action is not taken as a result of or relating to any breach of this Agreement by the Assignee; or

(iii)	in respect of any claim for breach of Assignee’s Warranties which would not have arisen but for an act, omission, transaction or circumstance occurring or arising after Completion at the direction or with the consent of the Assignor.

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7.5	The liability of the Assignee in respect of any claims for breach of this Agreement shall be limited as follows:

(i)	the aggregate maximum liability of the Assignee in respect of all breaches under this Agreement (including, for the avoidance of doubt, the Assignee’s Warranties) shall not exceed the amount of the Assignment Consideration;

(ii)	the Assignee shall not be liable for any breach of this Agreement (including, for the avoidance of doubt, the Assignee’s Warranties) unless, prior to the date falling 18 months after the Completion Date, the Assignor shall have given written notice to the Assignee of any claim, such notice to comply with the provisions of paragraph (iv) below;

(iii)	no claim for breach of this Agreement (including, for the avoidance of doubt, the Assignee’s Warranties) shall be made against the Assignee unless the aggregate amount of all claims for which the Assignee would otherwise be liable (subject always to the provisions of this Clause 7.5) under this Agreement (including, for the avoidance of doubt, the Assignee’s Warranties) exceeds HK$500,000 (and if the aggregate liability in respect of all such claims exceeds that figure, then all claims, including claims previously notified, shall accrue against and be recoverable from the Assignee); and

(iv)	any notice of a claim for any breach of this Agreement (including, for the avoidance of doubt, the Assignee’s Warranties) given by the Assignor to the Assignee shall specify (in reasonable detail) the matters which give rise to the breach, the nature of the breach and an estimate of the amount claimed in respect thereof.

8.	ISSUER’S REPRESENTATIONS AND WARRANTIES

8.1	The Issuer hereby represents and warrants to the Assignor (and the provisions of this Clause shall continue to apply notwithstanding Completion) that the Issuer’s Warranties are true, complete and accurate in all material respects as at the date of this Agreement and will continue to be so up to, and shall be deemed repeated at, the time of Completion. The Issuer acknowledges that the Assignor, in entering into this Agreement, is relying on the Issuer’s Warranties, and that the Issuer’s Warranties have been given with the intention of inducing the Assignor to enter into this Agreement.

8.2	The Issuer’s Warranties shall be separate and independent to the intent that the Assignor shall have a separate claim and right of action in respect of any breach thereof and save as expressly provided herein shall not be limited by reference to anything else in this Agreement.

8.3	The Issuer shall not do, allow or procure any act or permit any omission before Completion which would constitute a material breach of any of the Issuer’s Warranties if they were given at the time of such act or omission or which would make any of the Issuer’s Warranties inaccurate or misleading if they were so given. The Issuer undertakes to disclose to the Assignor in writing

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any matter occurring prior to Completion which constitutes a breach of or is inconsistent with any of the Issuer’s Warranties or which may render any of the Issuer’s Warranties inaccurate or misleading (or which would constitute a breach of or be inconsistent with any of the Issuer’s Warranties, or renders any of them inaccurate or misleading in any respect, if the Issuer’s Warranties were given at the time of such occurrence) immediately upon becoming aware of the same.

8.4	The Issuer shall not be liable under the Issuer’s Warranties:

(i)	as a result of any legislation not in force at the date of this Agreement or any change of law after the date hereof which takes effect retroactively as from a date prior to the date of this Agreement; or

(ii)	in respect of any action done or undertaken by the Assignor after Completion provided that the said action is not taken as a result of or relating to any breach of this Agreement by the Issuer; or

(iii)	in respect of any claim for breach of Issuer’s Warranties which would not have arisen but for an act, omission, transaction or circumstance occurring or arising after Completion at the direction or with the consent of the Assignor; or

(iv)	if a claim lies under both the Issuer’s Warranties and the Convertible Loan Notes in respect of the same matter, to the extent that the claim under the Convertible Loan Notes has been satisfied.

8.5	The liability of the Issuer in respect of any claims for breach of this Agreement shall be limited as follows:

(i)	the aggregate maximum liability of the Issuer in respect of all breaches under this Agreement (including, for the avoidance of doubt, the Issuer’s Warranties) shall not exceed the amount of the Subscription Price;

(ii)	the Issuer shall not be liable for any breach of this Agreement (including, for the avoidance of doubt, the Issuer’s Warranties) unless, prior to the date falling 18 months after the Completion Date, the Assignor shall have given written notice to the Issuer of any claim, such notice to comply with the provisions of paragraph (iv) below;

(iii)	no claim for breach of this Agreement (including, for the avoidance of doubt, the Issuer’s Warranties) shall be made against the Issuer unless the aggregate amount of all claims for which the Issuer would otherwise be liable (subject always to the provisions of this Clause 8.5) under this Agreement (including, for the avoidance of doubt, the Issuer’s Warranties) exceeds HK$500,000 (and if the aggregate liability in respect of all such claims exceeds that figure, then all claims, including claims previously notified, shall accrue against and be recoverable from the Issuer); and

(iv)	any notice of a claim for any breach of this Agreement (including, for the avoidance of doubt, the Issuer’s Warranties) given by the Assignor to the Issuer shall specify (in reasonable detail) the matters which give rise to the breach, the nature of the breach and an estimate of the amount claimed in respect thereof.

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8.6	The Issuer hereby undertakes to the Assignee to comply with its obligations under sub-Clause 6.9, unless otherwise prevented to do so by applicable laws and regulations.

9.	COMPLETION

9.1	Completion shall take place at 5:00 p.m. on the Completion Date at the offices of the Issuer at Penthouse, 38th Floor, the Centrium, 60 Wyndham Street, Central, Hong Kong (or such other place and time as the Assignor, the Assignee and the Issuer may agree in writing) when all (but not part only) of the following business shall be transacted:

(i)	the Assignor shall:

(a)	deliver to the Assignee copies of the board resolutions and shareholders resolutions of the Assignor (or written resolutions signed by all the directors or shareholders (as the case may be) of the Assignor) approving the entering into and the performance of its obligations under this Agreement;

(b)	deliver to the Assignee the Deed of Assignment, duly executed by the Assignor;

(c)	deliver to the Assignee such other documents as may be required to give to the Assignee good title to the Assigned Property and the full benefit of the Assignment;

(d)	deliver to the Assignee the legal opinion referred to in sub-Clause 4.1(v);

(e)	deliver to the Assignee a notice of assignment in a form acceptable to the Assignee (acting reasonably), duly executed by the Assignor, notifying Melco Leisure of the Assignment under this Agreement and the Deed of Assignment; and

(f)	deliver to each of the Assignee and the Issuer a legal opinion from British Virgin Islands legal counsel in a form acceptable to the Assignee and the Issuer (in each case, acting reasonably) in relation to the due incorporation of the Assignor, the execution of this Agreement by the Assignor and the enforceability of this Agreement against the Assignor;

(ii)	the Assignee shall:

(a)	cause the full amount of the Assignment Consideration to be paid by electronic funds transfer to the bank account nominated by the Issuer in accordance with Clause 3.3 and deliver to the Assignor and the Issuer a copy of the unconditional and irrevocable payment instruction for the Assignee’s bank to effect the aforesaid transfer;

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(b)	deliver to the Assignor a copy of the board minutes of the Assignee (or written resolutions signed by all the directors of the Assignee) approving the entering into and the performance of its obligations under this Agreement and the transactions contemplated hereby;

(c)	execute the Deed of Assignment; and

(d)	deliver to each of the Assignor and the Issuer a legal opinion from Cayman Islands legal counsel in a form acceptable to the Assignor and the Issuer (in each case, acting reasonably) in relation to the due incorporation of the Assignee, the execution of this Agreement by the Assignee and the enforceability of this Agreement against the Assignee; and

(iii)	subject to compliance by the Assignor and the Assignee with all of their respective obligations under sub-Clauses 9.1(i) and (ii) above, the Issuer shall:

(a)	issue the Convertible Loan Notes and deliver to the Assignor a copy of the duly executed Convertible Loan Note Instrument and the certificates representing the Convertible Loan Notes;

(b)	deliver to the Assignor a copy of the approval referred to in sub-Clause 4.1(iii); and

(c)	deliver to each of the Assignor and the Assignee a legal opinion from Hong Kong legal counsel in a form acceptable to the Assignor and the Assignee (in each case, acting reasonably) in relation to the due incorporation of the Issuer, the execution of this Agreement by the Issuer and the enforceability of this Agreement against the Issuer.

9.2	The Assignor and the Assignee shall not be obliged to complete or perform any of their respective obligations under sub-Clauses 9.1(i) and (ii) unless the other of them complies fully with the relevant requirements of sub-Clauses 9.1(i) and (ii) (as the case may be) applicable to it. The Issuer shall not be obliged to complete or perform its obligations under sub-Clause 9.1(iii) if any of the Assignor or the Assignee fails to complete or perform any of their respective obligations under sub-Clauses 9.1(i) and (ii). If either of the Assignor or the Assignee shall fail or be unable to comply with any of its respective obligations under sub-Clauses 9.1(i) or (ii) (as the case may be) on or before the date fixed for Completion, the Assignor or the Assignee not in default (as the case may be) may:

(i)	defer Completion to a date not more than 28 days after the said date (and so that the provisions of this Clause 9.2 shall apply to Completion as so deferred); or

(ii)	proceed to Completion so far as practicable but without prejudice to that party’s rights (whether under this Agreement generally or under this Clause) to the extent that the other party or parties shall not have complied with its or their obligations hereunder; or

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(iii)	terminate this Agreement.

10.	TERMINATION

10.1	Without prejudice to any other rights or remedies of the Assignee under this Agreement or otherwise, if at any time before Completion:

(i)	any of the Assignor’s Warranties is found to be incorrect in any material respect as at the date of its being made (or would be incorrect if made again by reference to the circumstances subsisting at any time up to Completion); or

(ii)	any of the obligations of the Assignor has not been duly and promptly fulfilled or performed in any material respect or is incapable of due and prompt fulfillment or performance by the Assignor (as the case may be); or

(iii)	there occurs any event which, in the reasonable opinion of the Assignee, might constitute a Material Adverse Change (or Effect); or

(iv)	a petition is presented for the winding up or liquidation of the Assignor, or the Assignor makes any composition or arrangement with its creditors or enters into a scheme of arrangement or any resolution is passed for the winding up of the Assignor or a provisional liquidator, receiver or manager is appointed over the assets or undertaking of the Assignor; or

(v)	the Assignor is in breach of Clause 5.1,

then the Assignee may, at its sole discretion without any liability on its part, by notice in writing to the Assignor and the Issuer terminate this Agreement, provided that the exercise of any such right by the Assignee shall not (a) affect or prejudice or constitute a waiver of any other right, remedy or claim which the Assignee may have as at the date of such notice, or (b) affect or prejudice any provision hereof expressed to survive or operate in the event of termination of this Agreement.

10.2	If the Assignee terminates this Agreement under Clause 10.1, all rights and obligations of the parties hereto shall cease to have effect immediately upon termination except that termination shall not affect the then accrued rights and obligations of the parties and shall be without prejudice to the continued application of Clauses 11 to 17 inclusive.

11.	CONFIDENTIALITY AND ANNOUNCEMENT

11.1	Each of the parties hereto hereby undertakes to the other parties to procure that no disclosure or public announcement or communication (other than the Announcement and any correspondence with any regulators and any circular to be despatched by the Issuer in connection with any matters referred to in Clause 4.1) concerning this Agreement and the transactions contemplated hereby shall be made or despatched without the prior consent (which consent shall not be unreasonably withheld or delayed) of the other parties as to the context, timing and manner of making or despatch thereof except in the following circumstances:

(i)	the disclosure is required by law, the Listing Rules, the Takeovers Code, the Stock Exchange or the SFC; or

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(2)	the information which a party hereto seeks to disclose is already in the public domain otherwise than as a result of a breach of this Clause by such party; or

(3)	the disclosure is necessary for, or reasonably incidental to, the performance of the relevant obligations or the seeking of relevant consents contemplated by this Agreement or the transactions contemplated hereby.

11.2	The Assignor hereby represents and warrants to the Issuer that all information contained in the Announcement relating to or concerning the Assignor, is true and accurate in all material respects and is not misleading and that there are no facts known or which could on reasonable inquiry have been known to the Assignor or any of its directors and which are not disclosed in the Announcement the omission of which would make any statement in the Announcement relating to the Assignor misleading or which might reasonably be considered to be material for disclosure in relation to the Assignor in the context of the transactions contemplated by this Agreement.

11.3	The Assignor undertakes that it shall not (i) use any Confidential Information which it has obtained by reason of being a party to the Joint Venture MOA or a participant in the Joint Venture, or (ii) divulge to any party (other than its professional advisers in which case the Assignor will use all reasonable endeavours to procure that such advisers shall keep such information confidential on terms at least equivalent to this Clause 11.3) any such Confidential Information relating to the Joint Venture save only:

(a)	in so far as the same has become public knowledge otherwise than, directly or indirectly, through the Assignor’s breach of this Clause 11.3; or

(b)	to the extent required by law or regulation or any regulatory, judicial or governmental body.

11.4	If any restriction or undertaking is found by any court or other competent authority to be void or unenforceable the parties to the relevant restriction or undertaking shall negotiate in good faith to replace such void or unenforceable restriction or undertaking with a valid provision, which, as far as possible, has the same legal and commercial effect as that which it replaces.

12.	NOTICES

12.1	Any notice, claim, demand, court process, document or other communication to be given under this Agreement (collectively “communications” in this Clause) shall be in writing in the English language and may be served or given personally or sent to the facsimile number of the relevant party as specified in this Clause.

12.2	A change of address or facsimile number of the person to whom a communication is to be addressed pursuant to this Agreement shall only be effective on the second Business Day after the relevant notice of change has been served in accordance with the provisions of this Clause on all other parties to this Agreement with specific reference in such notice that such change is for the purposes of this Agreement.

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12.3	All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

Means of despatch	Time of deemed receipt
Local mail	second Business Day after date of despatch
Facsimile	on despatch
Personal delivery	upon receipt
Airmail from outside Hong Kong	fifth Business Day after date of despatch

12.4	The initial addresses and facsimile numbers of the parties for the service of communications and the person for whose attention such communications are to be marked are as follows:

To the Assignor:

Address:	c/o Penthouse, 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong
Facsimile no.:	(852) 3162 3579
Attn:	Mr. Lawrence Ho

To the Assignee:

Address:	Penthouse, 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong
Facsimile no.:	(852) 3162 3579
Attention:	Mr. Samuel Tsang

with a copy to:

Company:	Publishing and Broadcasting Limited
Facsimile no.:	(612) 9282 8828
Attn:	Company Secretary

To the Issuer:

Address:	Penthouse, 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong
Facsimile no.:	(852) 3162 3579
Attention:	Mr. Samuel Tsang

12.5	A communication served in accordance with this Clause shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee’s address (in the

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case of personal delivery) or that the envelope containing such communication was properly addressed, postage pre-paid and posted to the addressee’s address (in the case of despatch by local mail or airmail) or that the communication was properly transmitted by facsimile to the addressee. In the case of communication by facsimile transmission, such transmission shall be deemed properly transmitted on receipt of a report of satisfactory transmission printed out by the sending machine.

13.	COSTS AND EXPENSES

Each party shall bear its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and all documents incidental or relating to Completion.

14.	MISCELLANEOUS

14.1	All provisions of this Agreement shall so far as they remain to be performed or observed continue in full force and effect notwithstanding Completion.

14.2	This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which is an original but, together, they constitute one and the same agreement.

14.3	Each of the Assignor, the Assignee and the Issuer hereby undertakes to the others that it will do all such acts and things and execute all such deeds and documents as may be necessary or desirable to carry into effect or to give legal effect to the provisions of this Agreement and the transactions contemplated hereby.

14.4	It is expressly declared that no variations hereof shall be effective unless made in writing and signed by all the parties hereto.

14.5	If at any time one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect under the laws of any relevant jurisdiction, the validity, legality, enforceability or performance in that jurisdiction of the remaining provisions hereof or the validity, legality, enforceability or performance under the laws of any other relevant jurisdiction of those or any other provisions hereof shall not thereby in any way be affected or impaired.

15.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding on and shall enure for the benefit of each party’s successors and permitted assigns and personal representatives (as the case may be), but no assignment may be made of any of the rights or obligations hereunder of any party hereto without the prior written consent of the other parties.

16.	WAIVER AND SEVERABILITY

16.1	No failure or delay by any party hereto in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

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16.2	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

17.	GOVERNING LAW

17.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

17.2	The submission to the jurisdiction of the courts of Hong Kong shall not (and shall not be construed so as to) limit the right of any of the parties hereto to take proceedings against any of the other parties hereto in any court of competent jurisdiction, nor shall the taking of proceedings by any of the parties hereto in any one or more jurisdictions preclude it from taking proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

17.3	The Assignor hereby confirms that it has appointed Mr. Ho Yau Lung, Lawrence of No. 35, Black’s Link, Repulse Bay, Hong Kong as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong and also agrees that any such legal process shall be sufficiently served on it if delivered to its service agent aforesaid. The Assignor further agrees to maintain a duly appointed agent in Hong Kong to accept service of process in Hong Kong and to keep the other parties to this Agreement informed of the name and address of such agent. Service on such process agent (or his substitutes appointed pursuant to the procedures described above) shall be deemed to be service on his appointor. The provisions of Clause 12 shall apply to the service of court process on the process agent of the Assignor as if references to an addressee of a communication in Clause 12 include such process agent.

17.4	The Assignee hereby confirms that it has appointed Melco International Development Limited of Penthouse, 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong and also agrees that any such legal process shall be sufficiently served on it if delivered to its service agent aforesaid. The Assignee further agrees to maintain a duly appointed agent in Hong Kong to accept service of process in Hong Kong and to keep the other parties to this Agreement informed of the name and address of such agent. Service on such process agent (or its substitutes appointed pursuant to the procedures described above) shall be deemed to be service on its appointor. The provisions of Clause 12 shall apply to the service of court process on the process agent of the Assignee as if references to an addressee of a communication in Clause 12 include such process agent.

IN WITNESS whereof the parties or their duly authorised representatives have executed this Agreement on the date first before appearing.

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SCHEDULE 1

Form of Deed of Assignment

DATED THE              DAY OF                      2005

GREAT RESPECT LIMITED

(as assignor)

and

MELCO ENTERTAINMENT LIMITED

(as assignee)

DEED OF ASSIGNMENT

in relation to

a memorandum of agreement dated 28th October 2004

RICHARDS BUTLER
20th Floor
Alexandra House
16-20 Chater Road
Central, Hong Kong

THIS DEED OF ASSIGNMENT (“DEED”) is made on                     , 2005

AND GIVEN BY:

(1)	GREAT RESPECT LIMITED, a company incorporated in the British Virgin Islands with limited liability and having its registered office at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Assignor”);

IN FAVOUR OF:

(2)	MELCO ENTERTAINMENT LIMITED, a company incorporated in the Cayman Islands and having its registered office at Walker House, Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands (the “Assignee”).

WHEREAS:

(1)	By an assignment agreement and subscription agreement dated [•] (the “Principal Agreement”) entered into between the Assignor, the Assignee and Melco International Development Limited (the “Issuer”), the Assignor has agreed to assign to the Assignee all of the Assignor’s right, title and interest in, and the full benefit of, the Joint Venture MOA upon the terms and subject to the conditions set out in the Principal Agreement.

(2)	It is a term of the Principal Agreement that the Assignor and the Assignee shall execute this Deed on completion of the Principal Agreement.

THIS DEED WITNESSETH as follows:

1.	INTERPRETATION

1.1	Terms used in this Deed and not otherwise defined herein shall have the same respective meanings assigned to them in the Principal Agreement.

1.2	Words importing the singular include the plural and vice versa, words importing one gender include every gender and references to persons include bodies corporate or unincorporated.

1.3	The headings to Clauses are for convenience only and have no legal effect.

2.	ASSIGNMENT

The Assignor hereby assigns absolutely, with immediate effect from the date of this Deed, to the Assignee, all of the Assignor’s right, title and interest in and under, and the full benefit of, the Joint Venture and the Joint Venture MOA (the “Assigned Property”).

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3.	REPRESENTATIONS AND WARRANTIES

Each party hereto represents and warrants to the other party that:

(i)	it has full power, authority and legal right to execute and deliver this Deed and to perform and observe the terms and conditions hereof;

(ii)	it has taken all necessary legal and corporate action to authorize the execution and delivery of this Deed and the performance and observance of the terms and conditions hereof; and

(iii)	this Deed constitutes the valid and binding obligation of such party enforceable in accordance with the terms hereof.

4.	FURTHER ASSURANCE

The Assignor shall, at any time and from time to time upon the written request of the Assignee, promptly and duly execute and deliver to the Assignee any and all such further instruments and documents that the Assignee may require for perfecting or protecting its interest in respect of the Assigned Property or as the Assignee may consider necessary to obtain the full benefit of this Deed and of the rights and benefits agreed to be transferred by the Assignor to the Assignee under this Deed.

5.	SUCCESSORS AND ASSIGNS

This Deed shall be binding on and shall enure for the benefit of each party’s successors and permitted assigns (as the case may be), but no assignment may be made of any of the rights or obligations hereunder of any party hereto without the prior written consent of the other party.

6.	LAW AND JURISDICTION

6.1	This Deed shall be governed by, and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

6.2	In relation to any legal action or proceedings to enforce this Deed or arising out of or in connection with this Deed (“Proceedings”), each party irrevocably submits to the non-exclusive jurisdiction of the Hong Kong courts, and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inappropriate forum.

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AS WITNESS whereof this Deed of Assignment has been duly executed under seal on the date first above written.

THE ASSIGNOR

SEALED with the COMMON SEAL of	)
GREAT RESPECT LIMITED	)
in the presence of:	)

THE ASSIGNEE

SEALED with the COMMON SEAL of	)
MELCO ENTERTAINMENT LIMITED	)
in the presence of:	)

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SCHEDULE 2

Macau Property

1.	A land parcel of 113,325 sq. meters located in Taipa, Macau, near to Cotai Strip and the Cotai Reclamation Area. The land parcel consists of the following two parcels:

(a)	Parcel A of 73,528 sq. meters, registered as Lot No. 23053 in the Property Registration Bureau;

(b)	Parcel B of 39,797 sq. meters, which is presumed by the Property Registration Bureau to be unregistered land.

2.	The land parcels are shown delineated on map No. 6328/2005, which is attached to the Consent Letter.

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SCHEDULE 3

Part A

Assignor’s Warranties

(1)	General information and powers of the Assignor

(A)	The Assignor has full power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and (where relevant) all corporate and other actions required to authorise its execution of this Agreement and the performance of its obligations hereunder have been duly taken and this Agreement constitutes a legal, valid, binding and enforceable agreement of the Assignor.

(B)	The obligations of the Assignor under this Agreement will at all times constitute direct, unconditional, unsecured, unsubordinated and general obligations of, and will rank at least pari passu with, all other present and future outstanding unsecured obligations created or assumed by the Assignor.

(C)	The execution, delivery, performance and completion of this Agreement by the Assignor do not and will not violate in any respect any provision of (i) any law or regulation or any order or decree of any governmental authority, agency or court of any jurisdiction which is applicable to the Assignor; (ii) the laws and documents incorporating and constituting the Assignor prevailing as at the date of this Agreement and as at Completion; or (iii) any mortgage, contract or other undertaking or instrument to which the Assignor is a party or which is binding upon it or any of its assets, and does not and will not result in the creation or imposition of any encumbrance on any of its assets pursuant to the provisions of any such mortgage, contract or other undertaking or instrument.

(D)	No consent, licence, approval or authorisation of or filing or registration with or other requirement of any governmental department authority or agency in any jurisdiction which is applicable to the Assignor is required by the Assignor in relation to the valid execution, delivery or performance of this Agreement (or to ensure the validity or enforceability hereof).

(E)	As at the date of this Agreement and prior to Completion, the information set out in the Recitals to this Agreement and in Schedule 2 is true, accurate and complete.

(2)	The Joint Venture MOA

(A)	The Assignor has full power to enter into the Joint Venture MOA.

(B)	The Assignor has duly performed all its obligations under the Joint Venture MOA to date, in accordance with the terms of the Joint Venture MOA.

(C)	The Assignor has paid all amounts required to be paid by the Assignor to date under the Joint Venture MOA and there is no unpaid amount or other outstanding obligation or liability of the Assignor under the Joint Venture MOA which has not been paid, performed or fulfilled (as the case may be) by the Assignor in accordance with the terms of the Joint Venture MOA.

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(D)	The Joint Venture MOA executed by the parties thereto constitutes legal, valid, binding and enforceable obligations of the parties thereto and there have been no amendments thereto or defaults thereunder (save and except for the agreement dated 9th March 2005 entered into between Melco Leisure and the Assignee pursuant to which Melco Leisure declared that all its rights and benefits under the Joint Venture MOA were held by Melco Leisure on trust for the Assignee on the terms and conditions set out therein).

(E)	The Assignor has not assigned or agreed to assign any of its present or future rights, title or interests in or to the Joint Venture MOA or the Joint Venture, or any of its benefits under the Joint Venture MOA or in connection with the Joint Venture, other than pursuant to this Agreement.

(F)	No right of action is vested in the other party to the Joint Venture MOA in respect of any breach of representation, condition or any other express or implied term of the Joint Venture MOA by the Assignor.

(G)	The Assignor has no knowledge of any fact that would or might prejudice or affect any right, power or ability of the Assignee to enforce any term or condition of the Joint Venture MOA.

(H)	The Assignor has full power to assign the Assigned Property to the Assignee in accordance with the terms of this Agreement and to perform the Assignor’s obligations in respect of the Assignment and all corporate and other actions required to be taken by the Assignor to authorize the Assignment in accordance with the teams of this Agreement and performance of the Assignor’s obligations in respect of the Assignment have been duly taken and the Assignment under this Agreement constitutes a legal, valid, binding and enforceable obligation of the Assignor.

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Part B

Assignee’s Warranties

(1)	Due Incorporation

The Assignee is duly incorporated and validly existing under the laws of the place of its incorporation with power to own its assets and to conduct its business in the manner at present conducted. The Assignee is not in receivership or liquidation; it has taken no steps to enter into liquidation; and no petition has been presented for its winding up; no order has been made or resolution passed for its winding up and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of the Assignee.

(2)	General Authority

(A)	Subject to the satisfaction of the Conditions in sub-Clauses 4.1(i), (ii) and (iv), the Assignee has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and it has full power and authority to take an assignment of the Assigned Property and such assignment does not require the consent or approval of any other person.

(B)	This Agreement has been duly authorised and executed by the Assignee, and constitutes valid, legally binding and enforceable obligations of the Assignee.

(C)	The execution and delivery of this Agreement, the Assignment under this Agreement and the carrying out of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the documents constituting the Assignee or any indenture, trust deed, mortgage or other agreement or instrument to which the Assignee is a party or by which the Assignee or any of its properties or assets is bound, or (ii) infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court or regulatory body, domestic or foreign, having jurisdiction over the Assignee or any of its properties.

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Part C

Issuer’s Warranties

(1)	Due Incorporation

The Issuer is duly incorporated and validly existing under the laws of the place of its incorporation with power to own its assets and to conduct its business in the manner at present conducted. The Issuer is not in receivership or liquidation; it has taken no steps to enter into liquidation; and no petition has been presented for its winding up; no order has been made or resolution passed for its winding up and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of the Issuer.

(2)	General Authority

(A)	Subject to the satisfaction of the Conditions in Clause 4.1, the Issuer has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the transactions contemplated hereunder, and does not require the consent or approval of any other person.

(B)	Subject to the satisfaction of the Conditions in Clause 4.1, this Agreement has been duly authorised and executed by the Issuer, and constitutes valid, legally binding and enforceable obligations of the Issuer.

(C)	Subject to the satisfaction of the Conditions in Clause 4.1, the execution and delivery of this Agreement and the carrying out of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the documents constituting the Issuer or any indenture, trust deed, mortgage or other agreement or instrument to which the Issuer is a party or by which the Issuer or any of its properties or assets is bound, or (ii) infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court or regulatory body, domestic or foreign, having jurisdiction over the Issuer or any of its properties.

(3)	Convertible Loan Notes

(A)	The obligations of the Issuer under the Convertible Loan Note Instrument and the Convertible Loan Notes shall at all times constitute direct, unconditional, unsecured, unsubordinated and general obligations of, and shall rank at least pari passu with, all other present and future outstanding unsecured obligations, issued, created or assumed by the Issuer.

30

(B)	Subject to the satisfaction of the Conditions in Clause 4.1, the execution, delivery and performance of each of the Convertible Loan Note Instrument and the Convertible Loan Notes by the Issuer do not and shall not violate in any material respect any provision of:

(i)	any applicable law or regulation or any applicable order or decree of any governmental authority, agency or court of Hong Kong which has competent jurisdiction over the relevant matter; or

(ii)	the laws and documents incorporating and constituting the Issuer.

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SCHEDULE 4

Form of Convertible Loan Note Instrument

32

DATED                    2005

MELCO INTERNATIONAL DEVELOPMENT LIMITED

(as issuer)

CONVERTIBLE LOAN NOTE INSTRUMENT

constituting HK$1,175,000,000 zero coupon convertible loan notes due 2010 issued by

MELCO INTERNATIONAL DEVELOPMENT LIMITED

RICHARDS BUTLER
20th Floor
Alexandra House
16 - 20 Chater Road
Central
Hong Kong

THIS INSTRUMENT is executed by way of deed poll on this                    day of                    2005

BY:-

MELCO INTERNATIONAL DEVELOPMENT LIMITED, a company incorporated in Hong Kong and having its registered office and principal place of business at Penthouse, 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong (the “Company”)

IN FAVOUR OF

THE NOTEHOLDER(S) (as defined herein).

WHEREAS:-

The Company has agreed to issue HK$1,175,000,000 of convertible loan notes, on the terms provided for in this Instrument.

IT IS HEREBY AGREED as follows:-

1.	INTERPRETATION

1.1	In this Instrument, the words and expressions set out below shall have the meanings attributed to them below unless the context otherwise requires:

“Business”	means (i) the business currently carried on by the Group divided into four divisions: (a) leisure and entertainment (b) investment banking and financial services; (c) technology; and (d) property investment;

“Business Day”	a day (excluding Saturday or Sunday) on which banks in Hong Kong are open for business;

“Capital Distribution”	as defined in Condition 8.1(iii);

“Companies Ordinance”	Chapter 32 of the Laws of Hong Kong;

“Conditions”	the terms and conditions contained in this Instrument;

“Conversion Date”	the date on which the Company receives or is deemed to have received a duly completed and executed Conversion Notice from a Noteholder pursuant to Condition 7;

“Conversion Notice”	a conversion notice in the form attached as Schedule 1;

“Conversion Period”	the period from the date of issue of the Notes to and including the day immediately prior to the Maturity Date, provided that if the Company fails to redeem the Notes on the due date in accordance with the terms hereof the period shall continue until redemption in full occurs;

“Conversion Price”	HK$19.93 per Share, subject to adjustment pursuant to Condition 8;

“Conversion Rights”	the rights pursuant to Condition 6 attached to each Note to convert the principal amount or a part thereof into Shares;

“Conversion Shares”	the Shares to be issued by the Company pursuant to the Conditions, upon conversion of a Note or part thereof;

“Current Market Price”	while the Shares are listed on the Stock Exchange, in respect of a Share at a particular date, means the average of the closing prices (as shown in the daily quotation sheets or similar summaries issued by the Stock Exchange) for one Share for the five dealing days ending on and inclusive of the dealing day immediately preceding such date; provided that if at any time during the said five dealing days the Shares shall have been quoted ex-dividend and during some other part of that period the Shares shall have been quoted cum-dividend then:-

(i) if the Shares to be issued or, as the case may be, delivered do not rank for the dividend in question, the closing prices on the dates on which the Shares shall have been quoted cum-dividend shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend per Share; and

(ii) if the shares to be issued or, as the case may be, delivered rank for the dividend in question, the closing prices on the dates on which the Shares shall have been quoted ex-dividend shall for the purpose of this definition be deemed to be the amount thereof increased by such similar amount, provided further that if the Shares on each of the said five dealings days have been quoted cum-dividend in respect of a dividend which has been declared or announced but the Shares to be issued or, as the case may be, delivered do not rank for that dividend, the closing prices on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend per Share;

“Directors”	the directors of the Company;

“Event of Default”	as defined in Condition 10.2;

“Group”	the Company and its subsidiaries from time to time, and “Group Company” shall mean any member of the Group;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“HK$”	Hong Kong dollars;

“Independent Accountants”	an independent firm of international certified public accountants (which may be the auditors of the Company) to be appointed by agreement between the Company and the Noteholders holding not less than 75% in value of the outstanding principal amount of the Notes or, in default of such agreement, by the President for the time being of the Hong Kong Society of Accountants;

“Interest Payment Date”	as defined in Condition 4.1;

“Listing”	the listing of the Shares on the Main Board of the Stock Exchange;

“Macau Property”	a land parcel with an aggregate area of 113,325 sq. meters located in Taipa, Macau, near to Cotai Strip and the Cotai Reclamation Area. The land parcel consists of the following two parcels:

(a) Parcel A of 73,528 sq. meters, registered as Lot No. 23053 in the Property Registration Bureau; and

(b) Parcel B of 39,797 sq. meters, which is presumed by the Property Registration Bureau to be unregistered land.

“Major Subsidiary”	as defined in Condition 10.2;

“Maturity Date”	the date falling five (5) years after the date of issue of the Note(s) or if such date is not a Business Day, the first Business Day immediately following such date;

“Note” and “Notes”	each convertible loan note issued pursuant to this Instrument which shall be in the principal amount stated on the certificate for such loan note, and “Notes” shall be construed accordingly;

“Note Certificate”	in respect of each Note, the certificate to be issued by the Company pursuant to Condition 3.7;

“Noteholder(s)”	any person who is for the time being the registered holder of a Note;

“Macau Property Completion Date”	has the meaning ascribed to it under Condition 9.2;

“Redemption Date”	in respect of each Note, the date (if any) on which such Note shall become due and payable for redemption in accordance with and pursuant to Condition 10;

“Redemption Notice”	a notice for redemption in the form attached in Schedule 2;

“Registration Date”	as defined in Condition 7.4;

“Share Option Scheme”	the existing Share Option Scheme adopted by the Company at its extraordinary general meeting held on 8th March 2002 (as subsequently amended, varied or supplemented) and any scheme adopted, or which may be adopted, after that date by the company or any Subsidiary pursuant to which shares or other securities (including rights or options relating to Shares) may be issued, offered or granted to participants including, without limitation, employees or directors of the Company or its Subsidiaries including (without prejudice to the generality of the foregoing) any scheme or plan whereby monies are provided by the Company or any of its Subsidiaries for the purchase or subscription of Shares or other securities of the Company by trustees of, or by trustees who are to hold the same for the benefit of, the employees and directors;

“Shares”	the ordinary shares of HK$1.00 each in the share capital of the Company existing on the date of this Instrument and all other (if any) stock or shares from time to time and for the time being ranking pari passu therewith and all other (if any) shares or stock resulting from any sub-division, consolidation or re-classification thereof;

“Shareholders”	holders of Shares from time to time;

“Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“Subsidiary”	any subsidiary (from time to time) of the Company; and

“Transfer Form”	a transfer form in the form attached as Schedule 3.

1.2	The expressions “Company”, “Noteholder” and “Noteholders” shall where the context permits include their respective successors and permitted assigns and any persons deriving title under them.

1.3	In this Instrument, unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender or the neuter include both genders and the neuter. References to this Instrument shall be construed as references to this Instrument as amended or supplemented from time to time. Headings are inserted for reference only and shall be ignored in construing this Instrument.

1.4	References to “subsidiary” or “holding company” shall bear the meanings ascribed thereto in the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

1.5	References herein to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provision of which they are reenactments (whether with or without modification) and any subordinate legislation made pursuant thereto.

2.	AMOUNT AND ISSUE OF NOTES

2.1	The aggregate principal amount of the Notes to be issued under this Instrument is limited to HK$1,175,000,000. The Notes shall be issued in denominations and integral amounts of HK$235,000,000 in nominal amount without interest coupons. Any Notes converted, redeemed or otherwise repaid cannot be re-issued.

2.2	The Notes shall be issued to such persons at such times and on such terms as the Company may determine, at par for cash and subject to and with the benefit of the provisions of this Instrument. All the obligations and covenants contained in this Instrument shall be binding on the Company and the Noteholders and all persons claiming through them.

2.3	Subject as provided herein, the outstanding principal amount of the Notes shall, unless previously converted into Shares or repaid or redeemed in accordance with these Conditions, be repaid subject to and in accordance with the terms of the Notes on the Maturity Date. The Notes may not be repaid or redeemed otherwise than in accordance with these Conditions.

3.	STATUS AND TRANSFER

3.1	The obligations of the Company arising under the Notes constitute general, unsecured and unsubordinated obligations of the Company and rank equally among themselves and pari passu with all other present and future unsecured and unsubordinated obligations of the Company except for obligations accorded preference by mandatory provisions of applicable law. No application will be made for a listing of the Notes.

3.2	Except for any transfer of Notes to the Company for cancellation, no Notes may be transferred without the prior written consent of the Company to the relevant transfer.

3.3	Any transfer of the Notes permitted under Condition 3.2 shall be in respect of the whole or any part (in multiples of HK$47,000,000) of the outstanding principal amount of the Notes. Title to the Notes passes only upon the cancellation of the existing Note Certificate and the issue of a new Note Certificate in accordance with Condition 3.4. The Noteholder will (except as otherwise required by law) be treated as the absolute owner of the relevant Notes for all purposes (whether or not overdue and regardless of any notice of ownership, trust or any interest in the relevant Notes or any writing on, or the theft or loss of, the certificates issued in respect of them) and no person will be liable for so treating the Noteholder.

3.4	Subject to the provision of Condition 3.2, a Note may be transferred by delivery to the Company of a duly executed Transfer Form together with the certificate(s) for the Note(s) being transferred. The Company shall, within two Business Days of receipt of such documents from the Noteholder, cancel the relevant existing Note(s), issue a new Note Certificate(s) in respect thereof under the seal of the Company in favour of the transferee, register the transferee as the registered holder of the Note(s) so transferred in the register of Noteholders maintained by the Company pursuant to Condition 3.6 and (if applicable) endorse the certificate of the transferor with the amount of the Notes so transferred.

3.5	The Notes can only be transferred in accordance with the provisions of this Condition 3 and cannot be transferred to bearer on delivery.

3.6	The Company shall maintain and give a full and complete register of the Noteholders, the conversion, cancellation and destruction of the Notes, the replacement Notes issued in substitution for any defaced, lost, stolen or destroyed Notes and of the names, addresses, facsimile numbers and bank accounts for receipt of payments under the Notes of all Noteholders from time to time (and a Noteholder shall supply such information to the Company before the relevant Notes are issued to it). The Company shall make available such register to any Noteholder for inspection at all reasonable times and will permit any Noteholder to copy the same.

3.7	Every Noteholder will be entitled to (a) certificate(s) for its Notes in the form or substantially in the form of that shown in Schedule 4. All such certificates shall be issued under the common seal of the Company or under a facsimile seal adopted for that purpose. The Company shall comply with the provisions of such certificates and the Conditions in all respects and the Notes shall be held subject to such provisions and Conditions which shall be binding upon the Company and the Noteholders and all persons claiming through or under them respectively.

3.8	The Company hereby acknowledges and covenants that the benefit of the covenants, obligations and conditions on the part of or binding upon it contained in this Instrument shall enure to each and every Noteholder. Save as expressly provided for in this Instrument, each Noteholder shall be entitled severally to enforce the said covenants, obligations and conditions against the Company insofar as each such Noteholder’s Notes are concerned, without the need to join the allottee of any such Note or any intervening or other Noteholder in the proceedings for such enforcement.

4.	NO INTEREST

The Notes shall not bear interest and no interest shall accrue thereon.

5.	PAYMENTS

5.1	Save as expressly provided for herein, all payments by the Company under this Instrument shall be made in HK$ in immediately available funds free and clear of any withholdings or deductions for any present or future taxes, imposts, levies, duties or other charges. In the event that the Company is required to make any such deduction or withholding from any amount paid, the Company shall pay to the Noteholders such additional amount as shall be necessary so that the Noteholders continue to receive a net amount equal to the full amount which they would have received if such withholding or deduction had not been made.

5.2	All payments by the Company shall be made to the person shown on the register of Noteholders at 11:00 a.m. (Hong Kong time) on the Business Day prior to the date for payment (the “Record Time”) and shall be made not later than 3:00 p.m. (Hong Kong time) on the due date, by remittance to such bank account as each Noteholder may notify the Company from time to time and as appears in the register of Noteholders at the Record Time, provided that no payment shall be made in respect of any Notes for which a Conversion Notice has been received by the Company prior to making the relevant payments. The Company shall not be liable to redeem any Note unless and until it has received the Note Certificate for the Notes to be redeemed.

5.3	If the due date for payment of any amount in respect of a Note is not a Business Day, the Noteholder shall be entitled to payment on the next following Business Day in the same manner but shall not be entitled to be paid any interest in respect of any such delay.

6.	CONVERSION

6.1	Each Noteholder shall have the right, subject to Condition 9, exercisable during the Conversion Period in the manner provided in Condition 7.1, to convert the whole or any part (in multiples of HK$47,000,000) of the outstanding principal amount of a Note held by such Noteholder, into such number of Shares as will be determined by dividing the aggregate of the principal amount of the Note to be converted by the Conversion Price in effect on the Conversion Date.

6.2	No fraction of a Share shall be issued on conversion and in lieu thereof the Company shall pay a cash amount in HK$ equal to such amount of the Note that is not converted.

6.3	Subject to the operation of Conditions 7.5, 8.8 and 8.9, Shares issued upon exercise of Conversion Rights shall rank pari passu in all respects with all other existing Shares outstanding at the Conversion Date and all Conversion Shares shall include rights to participate in all dividends and other distributions the record date of which falls on or after the Conversion Date.

6.4	All Notes which are converted in accordance with these Conditions will forthwith be cancelled and may not be reissued.

6.5	For the avoidance of doubt, save as expressly provided in these Conditions, no further moneys shall, in respect of a particular conversion of a Note, be payable by a Noteholder on exercise of its Conversion Rights and on issue of the Conversion Shares.

7.	PROCEDURE FOR CONVERSION

7.1	The Conversion Rights pursuant to Condition 6 may, subject as provided herein and Condition 9, be exercised on any Business Day during the Conversion Period by a Noteholder delivering to the Company a duly executed Conversion Notice, together with the Note Certificate(s) for the Note(s) being converted, provided that a Conversion Date must fall within the Conversion Period. A Conversion Notice shall take effect immediately upon the Conversion Date.

7.2	The Company shall be responsible for payment of all taxes and stamp duty, issue and registration duties (if any) levied in Hong Kong and Stock Exchange levies and charges (if any) arising on the allotment and issue of the Conversion Shares.

7.3	As soon as practicable, and in any event not later than five Business Days after the Conversion Date (or a later date if a longer period is required to comply with any applicable fiscal or other laws or regulations), the Company will, in the case of Notes converted on exercise of the Conversion Right and in respect of which a duly completed Conversion Notice has been delivered and the relevant Note Certificate(s) deposited as required by Condition 7.1, register the Noteholder as holder of the relevant number of Shares in its share register and will, at the election of the Noteholder as indicated in the Conversion Notice, either cause its share registrar to mail (at the risk, and, if sent at the request of such person otherwise than by ordinary mail, at the expense, of the person to whom such certificate or certificates are sent) such certificate(s) for such Shares to the person and at the place specified in the Conversion Notice, or make available such certificate(s) for such Shares for collection from the Company’s address specified in Condition 13 (as communicated to Noteholders from time to time) from the end of the said five Business Day period (or the above-mentioned later date, as the case may be).

7.4	Notes which are converted will be cancelled by removal of the name of the person or entity which, prior to such conversion, was the holder of such Notes (the “Previous Noteholder”) from the register of Noteholders on the relevant Registration Date (as defined below) and such Previous Noteholder will become the holder of record of the number of Shares to be issued upon conversion with effect from the date such Previous Noteholder is registered as such in the register of shareholders of the Company (the “Registration Date”). The Shares issued upon conversion of the Notes will in all respects rank pari passu with the Shares in issue on the relevant Registration Date. Save as set out in these Conditions, a holder of Shares issued on conversion of Notes shall not be entitled to any rights the record date for which precedes the relevant Registration Date.

7.5	If the record date for the payment of any dividend or other distribution in respect of any Shares to be issued to a converting Noteholder is on or after the Conversion Date in respect of any Note but before the Registration Date (disregarding any retroactive adjustment of the Conversion Price pursuant to Condition 8.1 prior to the time such retroactive adjustment shall have become effective) with the effect that such Noteholder is not entitled to such dividend or distribution, the Company will pay to the converting Noteholder an amount in HK$ (the “Equivalent Amount”) equal to any such dividend or other distribution to which it would have been entitled had it been a holder of record of such Shares on that record date and will make the relevant payment to the relevant Noteholder at the same time as it makes payment of the dividend or other distribution or by the date 10 days after the Conversion Date, if later, provided that this Condition 7.5 shall not apply in the event that, with respect to the above-mentioned dividend or distribution, the Company is required to issue additional Shares pursuant to Condition 8.8. The Equivalent Amount shall be paid by means of a cashier’s order in HK$ drawn on a licensed bank in Hong Kong and sent to the address specified in the relevant Conversion Notice.

8.	ADJUSTMENTS TO THE CONVERSION PRICE

8.1	The Conversion Price shall from time to time be subject to adjustment in accordance with this Condition 8.1 if, whilst any of the Notes remains outstanding, any of the following events or circumstances in relation to the Shares shall occur:-

(1)	Consolidation and subdivision: If and whenever there shall be an alteration to the nominal value of the Shares as a result of consolidation or subdivision, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such alteration by the following fraction:-

A
B

where

A	is the nominal amount of one Share immediately after such alteration; and

B	is the nominal amount of one Share immediately before such alteration.

Such adjustment shall become effective from the day on which such consolidation or subdivision becomes effective.

(2)	Capitalisation of profits or reserves: If and whenever the Company shall issue any Shares credited as fully paid to the Shareholders by way of capitalisation of profits or reserves (including any share premium account and/or capital redemption reserve), other than Shares issued in lieu of the whole or a part of a cash dividend and other than an issue that would amount to a Capital Distribution, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before such issue by the following fraction:-

A
B

where

A	is the aggregate nominal amount of the issued Shares immediately before such issue; and

B	is the aggregate nominal amount of the issued Shares immediately after such issue.

Such adjustment shall become effective from the day of such issue of Shares.

(3)	Capital Distribution: If and whenever the Company shall pay or make any Capital Distribution to the Shareholders, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such Capital Distribution by the following fraction:-

A-B
A

where

A	is the Current Market Price of one Share on the last dealing day preceding the date on which the Capital Distribution is publicly announced; and

B	is the fair market value on the date of such public announcement of such Capital Distribution, as determined in good faith by the Independent Accountants acting as an expert, of the portion of the Capital Distribution which is attributable to one Share.

Such adjustment shall become effective on the date that such Capital Distribution is actually made.

“Capital Distribution” means (a) any distribution of assets in specie charged or provided for in the accounts of the Company for any financial period (whenever paid or made and however described) but excluding a distribution of assets in specie in lieu of, and to a value not exceeding, a cash dividend which would not have constituted a Capital Distribution under (b) below (and for these purposes a distribution of assets in specie includes without limitation an issue of shares or other securities credited as fully or partly paid (other than Shares credited as fully paid) by way of capitalization of reserves); and (b) any cash dividend or distribution of any kind charged or provided for in the accounts of the Company for any financial period (whenever paid or made and however described) unless:-

(x)	and to the extent that it does not, when taken together with any dividend or distribution in cash or any distribution of assets in specie previously made or paid in respect of any financial period of the Company after 31st December, 2004, exceed an amount equal to the aggregate of the consolidated cumulative net profits less the aggregate of any consolidated net losses (after taxation but including any net realized gains (less any losses) made on the disposal of investments and extraordinary items) attributable to Shareholders in respect of financial periods ending after 31st December, 2004 as shown in the audited consolidated accounts of the Group for such periods (provided that consolidated net profits shall exclude any amount arising as a result of any reduction of share capital, share premium account or capital redemption reserve but shall, subject thereto, include any profit transferred from any distributable reserves); or

(y)	(to the extent that (x) above does not apply) the rate of that dividend or distribution, together with all other dividends or distributions on the class of capital in question charged or provided for in the accounts of the Company for that period, does not exceed the aggregate rate of dividend or distribution on such class of capital charged or provided for in the accounts of the Company for the immediately preceding financial period.

In computing such rates the value of distributions in specie shall be taken into account and such adjustments as are in the opinion of the Independent Accountants appropriate to the circumstances shall be made (including adjustments in the event that the lengths of such financial periods differ); or

(z)	it comprises a purchase or redemption of share capital of the Company provided, in the case of purchases of Shares by the Company, that the average price (before expenses) on any one day in respect of such purchases does not exceed by more than 5% of the Current Market Price per Share either (1) on that day, or (2) where an announcement has been made of the intention to purchase Shares at some future date at a specified price, on the dealing day immediately preceding the date of such announcement.

(4)	Issue of Shares by way of rights: If and whenever the Company shall issue Shares to all or substantially all Shareholders as a class by way of rights, or shall issue or grant to all or substantially all Shareholders as a class, by way of rights, any options, warrants or other rights to subscribe for or purchase any Shares, in each case at less than 95% of the Current Market Price per Share on the last dealing day preceding the date on which such issue or grant to Shareholders is publicly announced, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue or grant by the following fraction:-

A + B
A + C

where

A	is the number of Shares in issue immediately before such announcement;

B	is the number of Shares which the aggregate amount (if any) payable for the rights, or for the options or warrants or other rights issued by way of rights, and for the total number of Shares comprised therein would purchase at such Current Market Price per Share; and

C	is the aggregate number of Shares issued or, as the case may be, comprised in the grant.

Such adjustment shall become effective on the date of the issue of such Shares or issue or grant of such options, warrants or other rights (as the case may be).

(5)	Issue of other securities by way of rights: If and whenever the Company shall:-

(a)	issue any securities (other than Shares or options, warrants or other rights to subscribe for or purchase Shares) to all or substantially all Shareholders as a class by way of rights; or

(b)	grant to all or substantially all Shareholders as a class by way of rights any options, warrants or other rights to subscribe for or purchase any securities (other than Shares or options, warrants or other rights to subscribe for or purchase Shares), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue, grant or offer by the following fraction:-

A – B
A

where

A	is the Current Market Price of one Share on the last dealing day preceding the date on which such issue or grant is publicly announced; and

B	is the fair market value on the date of such announcement as determined in good faith by the Independent Accountants acting as an expert, of the portion of the rights attributable to one Share.

Such adjustment shall become effective on the date of the issue of the securities or grant of such rights, options or warrants (as the case may be).

(6)	Issue of Shares other than by way of rights: If and whenever the Company shall wholly for cash:-

(a)	issue (otherwise than as mentioned in Condition 8.1(iv) above) any Shares (other than Shares issued on the exercise of Conversion Rights or on the exercise of any other rights of conversion into, or exchange or subscription for, Shares); or

(b)	issue or grant (otherwise than as mentioned in Condition 8.1 (iv) above) options, warrants or other rights to subscribe for or purchase Shares,

in each case at a price per Share which is less than 95% of the Current Market Price on the last dealing day preceding the date of public announcement of such issue or grant, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue or grant by the following fraction:-

A + B
C

where

A	is the number of Shares in issue immediately before the issue of such additional Shares;

B	is the number of Shares which the aggregate consideration receivable for the issue of such additional Shares would purchase at such Current Market Price per Share; and

C	is the number of Shares in issue immediately after the issue of such additional Shares.

References to additional Shares in the above formula shall, in the case of an issue or grant by the Company of options, warrants or other rights to subscribe or purchase Shares, mean such Shares to be issued assuming that such options, warrants or other rights are exercised in full at the initial exercise price on the date of issue of such options, warrants or other rights.

Such adjustment shall become effective on the date of the issue of such Shares or, as the case may be, the issue or grant of such options, warrants or other rights.

(7)	Issue of Shares upon conversion or exchange: Save in the case of an issue of securities arising from a conversion or exchange of other securities in accordance with the terms applicable to such securities themselves falling within the provisions of this Condition 8.1(vii), if and whenever the Company or any Subsidiary (otherwise than as mentioned in paragraphs (iv), (v) or (vi) of this Condition 8.1), or (at the direction or request of or pursuant to any arrangements with the Company or any Subsidiary) any other company, person or entity, shall issue wholly for cash any securities (other than the Notes) which by their terms of issue carry rights of conversion into, or exchange or subscription for, Shares to be issued by the Company upon conversion, exchange or subscription, at a consideration per Share which is less than 95% of the Current Market Price per Share on the last dealing day preceding the date of announcement of the terms of the issue of such securities, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue by the following fraction:-

A + B
A + C

where

A	is the number of Shares in issue immediately before such issue;

B	is the number of Shares which the aggregate consideration receivable by the Company for the Shares to be issued upon conversion or exchange of or upon exercise of the right of subscription attached to such securities would purchase at such Current Market Price per Share; and

C	is the maximum number of Shares to be issued upon conversion into or exchange of such securities or upon the exercise of such rights of subscription attached thereto at the initial conversion, exchange or subscription price or rate.

Such adjustment shall become effective on the date of the issue of such securities.

(8)	Modification of rights of conversion or exchange: If and whenever there shall be any modification of the rights of conversion, exchange or subscription attaching to any such securities as are mentioned in Condition 8.1(vii) above (other than in accordance with the terms applicable to such securities) so that the consideration per Share receivable by the Company is less than 95% of the Current Market Price per Share on the last dealing day preceding the date of public announcement of the proposal for such modification, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such modification by the following fraction:-

A + B
A + C

where

A	is the number of Shares in issue immediately before such modification;

B	is the number of Shares which the aggregate consideration receivable by the Company for the Shares to be issued upon conversion or exchange, or upon exercise of the right of subscription attached to the securities so modified, would purchase at such Current Market Price per Share or, if lower, the existing conversion, exchange or subscription price; and

C	is the maximum number of Shares to be issued upon conversion or exchange of such securities or upon the exercise of such rights of subscription attached thereto at the modified conversion, exchange or subscription price or rate, but giving credit in such manner as the Independent Accountants (whom the Company undertakes to engage for the purpose of this paragraph) shall, acting as an expert, consider appropriate (if at all) for any adjustment under this paragraph (viii) of this Condition 8.1.

Such adjustment shall become effective on the date of such modification of the rights of conversion, exchange or subscription attaching to such securities.

(9)	Offers for Shares: If and whenever the Company or any Subsidiary or (at the direction or request of or pursuant to any arrangements with the Company or any Subsidiary) any other company, person or entity issues, sells or distributes any securities in connection with an offer pursuant to which Shareholders generally (meaning for these purposes the holders of at least 60% of the Shares outstanding at the time such offer is made) are entitled to participate in arrangements whereby such securities may be acquired by them (except where the Conversion Price fails to be adjusted under paragraphs (iv) to (vii) of this Condition 8.1 above), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue by the following fraction

A – B
A

where

A	is the Current Market Price of one Share on the last dealing day preceding the date of public announcement of such issue; and

B	is the fair market value on the date of such announcement, as determined in good faith by the Independent Accountants, of the portion of the rights attributable to one Share.

Such adjustment shall become effective on the date of issue of the securities.

(10)	Other events: If either the Company or the Noteholders holding not less than 75% in value of the outstanding principal amount of the Notes determine that an adjustment should be made to the Conversion Price as a result of one or more events or circumstances not referred to in this Condition 8.1, the Company shall request the Independent Accountants, at the expense of the Company, to determine (acting as experts) as soon as practicable what adjustment (if any) to the Conversion Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect and upon such determination such adjustment (provided that the adjustment would result in a reduction in the Conversion Price) shall be made and shall take effect in accordance with such determination, provided that where the circumstances giving rise to any adjustment pursuant to this Condition 8.1 have already resulted or will result in an adjustment to the Conversion Price or where the circumstances giving rise to any adjustment arise by virtue of any other circumstances which have already given or will give rise to an adjustment to the Conversion Price, such modification (if any) shall be made to the operation of the provisions of this Condition 8.1 as may be advised by the Independent Accountants to be in their opinion appropriate to give the intended result.

8.2	For the purpose of any calculation of the consideration receivable pursuant to paragraphs (vi), (vii) and (viii) of Condition 8.1, the following provisions shall apply:-

(i)	the aggregate consideration receivable for Shares issued for cash shall be the amount of such cash provided that in no case shall any deduction be made for any commission or any expenses paid or incurred by the Company (or the relevant Subsidiary, as the case may be) for any underwriting of the issue or otherwise in connection therewith.

(ii)	(a) the aggregate consideration receivable for the Shares to be issued upon the conversion or exchange of any securities shall be deemed to be the consideration received or receivable by the Company for any such securities, and (b) the aggregate consideration receivable for the Shares to be issued upon the exercise of rights of subscription attached to any securities shall be deemed to be that part (which may be the whole) of the consideration received or receivable by the

Company for such securities which is attributed by the Company to such rights of subscription or, if no part of such consideration is so attributed, the fair market value of such rights of subscription as at the date of announcement of the terms of issue of such securities (as determined in good faith by the Independent Accountants), plus in the case of each of sub-paragraphs (a) and (b) above, the additional minimum consideration (if any) to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of such rights of subscription attached thereto (the consideration in all such cases to be determined subject to the proviso in Condition 8.2(i)), and (c) the consideration per Share receivable by the Company upon the conversion or exchange of, or upon the exercise of such rights of subscription attached to, such securities shall be the aggregate consideration referred to in sub-paragraphs (a) or (b) above (as the case may be) converted into Hong Kong dollars if such consideration is expressed in a currency other than Hong Kong dollars at such rate of exchange as may be determined in good faith by the Independent Accountants to be the spot rate ruling at the close of business on the date of announcement of the terms of issue of such securities, divided by the number of Shares to be issued upon such conversion or exchange or exercise at the initial conversion, exchange or subscription price or rate.

8.3	Where more than one event which gives, or may give, rise to an adjustment to the Conversion Price occurs within such a short period of time that in the opinion of the Independent Accountants the foregoing provisions would need to be operated subject to some modification in order to give the intended result, such modification shall be made to the operation of the provisions of Conditions 8.1 and 8.2 as may be advised by the Independent Accountants to be in its opinion appropriate in order to give such intended result.

8.4	Any adjustment to the Conversion Price shall not involve an increase in the Conversion Price (except upon any consolidation of the Shares pursuant to Condition 8.1(i)). The Conversion Price may not be reduced so that, on conversion of any Notes, Conversion Shares will be issued at a discount to their par value.

8.5	On any adjustment, the resultant Conversion Price shall be rounded down to the nearest Hong Kong cent but no adjustment shall be made to the Conversion Price where such adjustment (rounded down if applicable) would be less than one cent. Notice of any adjustments shall be given to Noteholders as soon as practicable after the determination thereof.

8.6	Every determination made by the Independent Accountants under Condition 8 shall be certified in writing by the Independent Accountants. Notice of any adjustments, including the new Conversion Price and the effective date thereof, shall be given to Noteholders as soon as practicable after the determination thereof. In giving any certificate or making any adjustment hereunder, the Independent Accountants shall be deemed to be acting as expert and not as arbitrator and, in the absence of manifest error, the Independent Accountants’ decision shall be conclusive and binding on the Company and the Noteholders and all persons claiming through or under them respectively.

8.7	The Company shall make available for inspection at its place of business in Hong Kong at all times after the effective date of an adjustment in Conversion Price and for so long as any Note remains outstanding, a signed copy of the certificate of the Independent Accountants or (in the case that the relevant adjustment is not required to be determined by Independent Accountants) a certificate signed by a Director setting forth brief particulars of the event giving rise to the adjustment, the Conversion Price in effect prior to the adjustment, the adjusted Conversion Price and the effective date thereof and shall, on request, send a copy thereof to the Noteholders.

8.8	If the Conversion Date in relation to any Note shall be on or after the record date of any such issue, distribution or grant (as the case may be) as is mentioned in paragraphs (ii) to (iv) and (ix) of Condition 8.1, or any such issue as is mentioned in paragraphs (vi) and (vii) of Condition 8.1 above which is made to the Shareholders or any of them, but before the relevant adjustment becomes effective under Condition 8.1, the Company shall (conditional upon such adjustment becoming effective) procure that there shall be issued to the converting Noteholder or in accordance with the instructions contained in the Conversion Notice (subject to any applicable exchange control or other laws or other regulations) such additional number of Shares as, together with the Shares issued or to be issued on conversion of the relevant Note, is equal to the number of Shares which would have been required to be issued on conversion of such Note if the relevant adjustment to the Conversion Price had in fact been made and become effective immediately after the relevant record date. Such additional Shares shall be allotted as at, and within one month after, the relevant Conversion Date or, if the adjustment results from the issue of Shares, the date of issue of Shares. Certificates for such Shares shall be despatched within such period of one month.

8.9	If the Conversion Date in relation to any Note shall be on or after a date with effect from which an adjustment to the Conversion Price takes retroactive effect pursuant to any of the provisions referred to in this Condition 8 and the relevant Conversion Date falls on a date when the relevant adjustment has not yet been reflected in the then current Conversion Price, the Company will procure that the provisions of Condition 7.3 shall be applied, mutatis mutandis, to such number of Shares as is equal to the excess of such number of Shares which would have been required to be issued on conversion of such Note if the relevant retroactive adjustment had been given effect as at the said Conversion Date over the number of Shares previously issued pursuant to such conversion, and in such event and in respect of such number of Shares references in Condition 7.3 to the Conversion Date shall be deemed to refer to the date upon which such retroactive adjustment becomes effective (disregarding the fact that it becomes effective retroactively). Accordingly, any Shares issued after such adjustment shall be deemed to have been issued at the same time as the Shares previously issued pursuant to such conversion and shall for all purposes rank pari passu with such previously issued Shares.

8.10	If any issue, grant or offer of any Shares, securities, options, warrants or any other rights referred to in any of paragraphs (i) to (ix) (inclusive) of Condition 8.1 is subject to the fulfilment of any conditions and/or rights of termination, the effective date of the relevant adjustment shall be deemed to be the date on which all such conditions have been fulfilled (and/or waived) and/or such termination rights have expired or ceased to be exercisable (as the case may be).

8.11	No adjustment will be made to the Conversion Price when (i) Shares or other securities (including rights or options) are issued, offered or granted pursuant to any Share Option Scheme, or (ii) Shares are repurchased by the Company pursuant to any exercise of any general mandate granted by Shareholders to the directors of the Company.

8.12	The provisions of Condition 8.1 shall not apply to an issue by the Company of Shares, or by the Company or any Subsidiary of securities wholly or partly convertible into or exchangeable for or carrying rights to acquire or subscribe for Shares, in any such case in consideration or part consideration for the acquisition of any other securities, assets or business.

9.	RESTRICTIONS ON TRANSFER AND CONVERSION

9.1	Notwithstanding any other Conditions contained in this Instrument, unless otherwise agreed by the Company, prior to the Macau Property Completion Date, no Noteholder shall be permitted or entitled to exercise any Conversion Right in respect of any Notes.

9.2	For the purpose of this Instrument, the “Macau Property Completion Date” means the date on which Melco Hotels and Resorts (Macau) Limited is granted a long term lease by the Macau Government in respect of the Macau Property to construct and develop an integrated entertainment resort, as contemplated by a letter dated 21st April, 2005 issued by the Macau Government inviting Melco Hotels and Resorts (Macau) Limited to apply for the grant of such a long term lease, or otherwise on terms acceptable to Melco Hotels and Resorts (Macau) Limited (acting reasonably).

10.	REDEMPTION

10.1	Redemption at Maturity. All Notes which have not been redeemed or converted in accordance with these Conditions by the Maturity Date will be automatically redeemed by the Company on the Maturity Date at a redemption amount equal to 100% of the principal amount of such Notes.

10.2	Redemption on default. If any of the events (“Events of Default”) specified below occurs, the Company shall forthwith give notice thereof to the Noteholders and each Noteholder may (without prejudice to any other rights and remedies available to the Noteholder), at its option, give a Redemption Notice to the Company in respect of part or all of the Notes held by it, whereupon such Notes shall become immediately due and payable at a redemption amount equal to 100% of the principal amount of such Notes. The relevant Events of Default are as follows:-

(i)	any failure to pay the principal amount of the Notes when due and such failure continues for a period of seven days;

(ii)	any default made by the Company in the performance or observance of any undertaking, warranty or representation given by it under these terms (other than the covenant to pay the principal in respect of the Note) and such default is incapable of remedy (in which event no such notice as is referred to below shall be required), or if capable of remedy is not remedied within thirty days of service by any Noteholder on the Company of notice requiring such default to be remedied;

(iii)	any other present or future indebtedness of the Company or any of its Major Subsidiaries for or in respect of any bonds, debentures, notes or similar instruments of indebtedness or any other monies borrowed or raised, becomes due and payable prior to its stated maturity otherwise than at the option (as the case may be) of the Company or the relevant Major Subsidiary, or any such indebtedness is not paid when due or, as the case may be, within any applicable grace period, or the Company or any of its Major Subsidiaries fails to pay when due any amount payable by it under any present or future guarantee for, or indemnity in respect of, any such indebtedness provided that the aggregate amount of indebtedness and guarantees and indemnities in respect of which one or more events mentioned above have occurred equals or exceeds HK$20,000,000 or its equivalent in any other currency, provided that the provisions of this paragraph (iii) shall not apply to any alleged default if the Company or the relevant Major Subsidiary, as the case may be, is contesting the matter in good faith; or

(iv)	a resolution is passed or an order of a court of competent jurisdiction is made that the Company be wound up or dissolved otherwise than for the purposes of or pursuant to and followed by a consolidation, amalgamation, merger or reconstruction the terms of which shall have previously been approved in writing by the holders of not less than 75% in value of the outstanding principal amount of the Notes;

(v)	a resolution is passed or an order of a court of competent jurisdiction is made for the winding up or dissolution of any Major Subsidiary except (a) for the purposes of or pursuant to and followed by a consolidation or amalgamation with or merger into the Company or any other Subsidiary, (b) for the purposes of or pursuant to and followed by a consolidation, amalgamation, merger or reconstruction (other than as described in (a) above) the terms of which shall have previously been approved by the holders of not less than 75% in value of the outstanding principal amount of the Notes, or (c) by way of a voluntary winding up or dissolution where there are surplus assets in such Major Subsidiary and such surplus assets attributable to the Company and/or any other Subsidiary are distributed to the Company and/or any such other Subsidiary;

(vi)	an encumbrancer takes possession or a receiver is appointed over the whole or a material part of the assets or undertaking of the Company or any Major Subsidiary;

(vii)	a distress, execution or seizure order before judgement is levied or enforced upon or sued out against the whole or a material part of the property, assets or revenues of the Company or any Major Subsidiary (as the case may be) and is not discharged or stayed within 45 days or such longer period as the Noteholder(s) holding not less than 75% in value of the outstanding principal amount of the Notes may consider appropriate in relation to the event concerned;

(viii)	the Company or any of its Major Subsidiaries is insolvent or unable to pay its debts as and when they fall due or the Company or any of its Major Subsidiaries shall initiate or consent to proceedings relating to itself under any applicable administration, bankruptcy, composition or insolvency law or scheme of arrangement while insolvent (except, for the avoidance of doubt, for the purposes of a dissolution or winding-up permitted under paragraphs (iv) or (v) above) or make a general assignment for the benefit of, or enter into any composition with, its creditors;

(ix)	proceedings shall have been initiated against the Company or any Major Subsidiary under any applicable bankruptcy, reorganisation or insolvency law, and such proceedings shall not have been discharged or stayed within sixty (60) days thereafter (or such longer period as the Noteholder(s) holding not less than 75% in value of the outstanding principal amount of the Notes may consider appropriate in relation to the jurisdiction concerned);

(x)	there is a material adverse change in the financial position of the Group as a whole; or the Company ceases to exist, or the Company and its Subsidiaries cease or threaten to cease to carry on the Business (or any material part of it) or change materially and adversely the nature or scope of the Business, or the Company and its Subsidiaries dispose of all or any material part of the Business;

(xi)	it is or becomes unlawful for the Company to perform or comply with any of its obligations under this Instrument or any Note, or due to no fault on the part of any Noteholder any such obligation is not or ceases to be enforceable or is claimed by the Company not to be enforceable;

(xii)	any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or substantially all or (other than on arm’s length terms or with respect to a part of the relevant entity’s business or operations which has not contributed to the consolidated operating profit of the Company and its Subsidiaries for at least three years prior to the day on which this paragraph operates) a material part of the assets of the Company or any of its Major Subsidiaries;

(xiii)	any action, condition or thing (including the obtaining or effecting of any necessary consent, approval, authorisation, exemption, filing, licence, order, recording or registration) at any time required to be taken, fulfilled or done in order (a) to enable the Company lawfully to enter into, exercise its rights and perform and comply with its obligations under the Notes or this Instrument, (b) to ensure that those obligations are legally binding and enforceable, and (c) to make the Notes or this Instrument admissible in evidence in the courts of Hong Kong, is not taken, fulfilled or done by the requisite time; or

(xiv)	any event occurs which has an analogous effect to any of the events referred to in paragraphs (i) to (xiii) of this Condition 10.2 above.

“Major Subsidiary” means at any time any Subsidiary of the Company:-

(a)	whose profit before taxation and exceptional items (“pre-tax profit”) attributable to the Company (consolidated in the case of a Subsidiary which itself has subsidiaries), as shown by its latest audited profit and loss account, are at least 10% of the consolidated pre-tax profit as shown by the latest published audited consolidated profit and loss account of the Company and its Subsidiaries after adjustments for minority interests; or

(b)	whose turnover or (in the case of a Subsidiary which has subsidiaries) consolidated turnover attributable to the Company, as shown by its latest audited profit and loss account is at least 10% of the consolidated turnover as shown by the latest published audited consolidated profit and loss account of the Company and its Subsidiaries after adjustment for minority interests; or

(c)	whose gross assets or (in the case of a Subsidiary which has subsidiaries) gross consolidated assets attributable to the Company, as shown by its latest audited balance sheet, are at least 10% of the gross consolidated assets of the Company and its Subsidiaries as shown by the latest published audited consolidated balance sheet of the Company and its Subsidiaries after adjustment for minority interests, provided that, in relation to (a), (b) and (c) above:-

(1)	in the case of a corporation or other business entity becoming a Subsidiary after the end of the financial period to which the latest consolidated audited accounts of the Company relate, the reference to the then latest consolidated audited accounts of the Company for the purposes of the calculation above shall, until consolidated audited accounts of the Company for the financial period in which the relevant corporation or other business entity becomes a Subsidiary are published, be deemed to be a reference to the then latest consolidated audited accounts of the Company adjusted to consolidate the latest audited accounts (consolidated in the case of a Subsidiary which itself has Subsidiaries) of such Subsidiary in such accounts;

(2)	if at any relevant time in relation to the Company or any Subsidiary which itself has subsidiaries no consolidated accounts are prepared and audited, total assets of the Company and/or any such Subsidiary shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by the Company and reviewed by the Independent Accountants for the purposes of preparing a certificate thereon to the Noteholders; and

(3)	if at any relevant time in relation to any Subsidiary, no accounts are audited, its total assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts (consolidated, if appropriate) of the relevant Subsidiary prepared for this purpose by the Company and reviewed by the Independent Accountants for the purposes of preparing a certificate thereon to the Noteholders.

10.3	Redemption shall occur at the Company’s address stated in Condition 13, at which time and place, the registered holders of the Notes to be redeemed shall be bound to deliver to the Company the relevant Note Certificates for cancellation, and thereupon the Company shall pay to (or to the order of) such holders the monies payable in respect of the redemption of such Notes by the delivery of a cashier’s order drawn on a Hong Kong licensed bank for the amount payable and made payable to the Noteholder (or such other person as the Noteholder may notify the Company by giving the Company three Business Days’ prior notice in writing). If any certificates so delivered to the Company shall include any Notes not redeemed on the occasion for which it is so delivered, the Company shall issue to the relevant Noteholder, without charge, a balance certificate for such Notes.

10.4	The Company shall fully indemnify each Noteholder in respect of the liability of the Company hereunder to redeem the principal amount of the Notes under Conditions 10.1 and 10.2 and from and against any costs, expenses, liabilities and losses (including legal fees and costs) which such Noteholders may suffer or incur as a result of or in connection with enforcing the redemption of the Notes and/or any obligation of the Company under the Notes.

11.	PROTECTION OF THE NOTEHOLDERS

11.1	The Company hereby undertakes and agrees that, for so long as any Notes are outstanding, unless with the prior written approval of the holders of at least 75% in value of the outstanding principal amount of the Notes:-

(i)	the Company shall from time to time keep available for issue, free from pre-emptive rights, out of its authorised but unissued capital sufficient Shares to satisfy in full the Conversion Rights and the terms of any other securities for the time being in issue which are convertible into or have the right to subscribe for Shares;

(ii)	the Company shall ensure that all Shares issued upon conversion of the Notes will be duly and validly issued fully paid or credited as fully paid in accordance with the constitutional documents of the Company and all relevant laws and registered and rank pari passu with all other Shares then in issue, and shall be issued free from all encumbrances;

(iii)	the Company shall pay all fees, capital and stamp duties payable in Hong Kong, if any, in respect of the issue of the Conversion Shares;

(iv)	in the case of any consolidation, amalgamation or merger of the Company with any other corporation (other than a consolidation, amalgamation or merger in which the Company is the continuing corporation), or in the case of any sale or transfer of all, or substantially all, of the assets of the Company, the Company shall forthwith notify the Noteholders of such event and (so far as legally possible) cause the corporation resulting from such consolidation, amalgamation or merger or the corporation which shall have acquired such assets, as the case may be, to execute a deed to ensure that the holders of the Notes then outstanding will have the right (during the period in which such Notes shall be convertible) to convert such Notes into the class and amount of shares and other securities and property receivable upon such consolidation, amalgamation, merger, sale or transfer by a holder of the number of Shares which would have become liable to be issued upon conversion of such Note immediately prior to such consolidation, amalgamation, merger, sale or transfer; the provisions of this Condition 11.1(iv) shall apply in the same way to any subsequent consolidations, amalgamations, mergers, sales or transfers;

(v)	the Company shall not make any redemption of share capital, share premium account or capital redemption reserve involving any repayment to its Shareholder(s) either in cash or in specie except where any such redemption is made pursuant to any general mandate to repurchase Shares granted by the Shareholders to the directors of the Company or any redemption which falls within any of the events mentioned in Condition 8.1;

(vi)	the Company shall comply with any conditions imposed by the Stock Exchange or by the Hong Kong Securities and Futures Commission for the listing of and permission to deal in the Shares issued or to be issued from time to time;

(vii)	the Company shall not in any way modify the rights attaching to the Shares or create or issue or permit to be in issue any other class of equity share capital carrying any right to income or capital which is more favourable than the corresponding right attaching to the Shares or attach any special rights or privileges to any such other class of equity share capital, provided that nothing in this paragraph shall prevent any consolidation or sub-division of the Shares;

(viii)	the Company shall obtain, maintain and promptly renew (if appropriate) from time to time, all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it to perform its obligations under this Instrument and the Notes (in particular, the Company shall ensure that it has the necessary authority, power and capacity to issue the Conversion Shares under the Listing Rules and the Companies Ordinance) or which are required for the validity or enforceability of the Notes; and

(ix)	the Company undertakes that it will not do anything such that any allotment and issue of any Conversion Shares on terms herein will be in breach of the Listing Rules, the Companies Ordinance or any applicable law or regulations.

12.	REPLACEMENT NOTE

12.1	If the Note Certificate for any Note is lost or mutilated the Noteholder shall forthwith notify the Company and a replacement certificate for the Note shall be issued if the Noteholder provides the Company with:-

(i)	the mutilated Note Certificate; or

(ii)	a statutory declaration executed under Hong Kong law by the Noteholder or its duly authorised officer or attorney-in-fact that the Note Certificate had been lost or mutilated (as the case may be) and/or such other evidence that the Note Certificate had been lost or mutilated as the Company may reasonably require, together with an appropriate indemnity in such form and content as the Company may reasonably require.

12.2	Any certificate for any Note replaced in accordance with this Condition 12 shall forthwith be cancelled. All reasonable administrative costs and expenses associated with the preparation, issue and delivery of a replacement certificate for the Note shall be borne by the Noteholder.

13.	NOTICES

Any notice required to be given under this Instrument shall be served by hand delivery, sent by first class pre-paid recorded post (air mail if overseas) or by facsimile transmission to the addresses and facsimile numbers provided below (or such other address or facsimile number as the relevant addressee (being the Company or a Noteholder, as the case may be) may have by five Business Days’ prior written notice notified to the other party (being a Noteholder or the Company, as the case may be) in accordance with this Condition). Any notice shall be deemed duly served and received when delivered at the addressee’s address (in the case of personal delivery), or two days after posting (six days if sent by air-mail) and in proving the time of posting it shall be sufficient to show that the envelope containing such notice was properly addressed, postage pre-paid and posted to the addressee’s address (in the case of despatch by mail), or when the notice was properly transmitted by facsimile to the addressee. In the case of communication by facsimile transmission, such transmission shall be deemed properly transmitted on receipt of a report of satisfactory transmission printed out by the sending machine.

The addresses and facsimile numbers for service of notices are as follows:

To a Noteholder - to its address and facsimile number as recorded in the register of Noteholders maintained by the Company.

To the Company:-

Address:	Penthouse, 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong

Facsimile:	(852) 3162 3579

Attention:	The Board of Directors

14.	AMENDMENT

The terms and conditions of this Instrument may be amended by agreement in writing between the Company and Noteholders holding not less than 75% in value of the outstanding principal amount of the then outstanding Notes.

15.	GOVERNING LAW AND JURISDICTION

15.1	The Notes are governed by and shall be construed in accordance with the laws of Hong Kong and the parties hereby submit to the non-exclusive jurisdiction of the Courts of Hong Kong.

IN WITNESS WHEREOF the parties hereto have executed this Instrument as their Deed the day and year first above written.

SCHEDULE 1

CONVERSION NOTICE

The undersigned hereby irrevocably requires the Company to convert all of the Notes specified below into shares of HK$1.00 each, of Melco International Development Limited (the “Company”) in accordance with the Conditions and the terms below.

Principal amount of the Note Certificate enclosed and serial number:

Principal amount of Note to be converted:

Applicable Conversion Price:

(to be confirmed by the Company)

Name in which Shares to be registered:

Address of registered Shareholder:

Delivery instructions:	Name:

Address:

Please indicate delivery method:-		☐	Regular postal service (via airmail, if address is overseas)

		☐	Registered mail (via airmail, if address is overseas)

		☐	Express delivery through courier companies

		☐	To be collected at the Company’s principal place of business in Hong Kong as stated in or provided pursuant to Condition 13 of the Instrument

Signature of Noteholder:

Name(s) of Noteholder and its authorised signatory executing this Conversion Notice:

Address of Noteholder:

Note:	Defined terms used in this Notice have the same meaning as given to them in the Instrument issued by the Company constituting the Notes.

SCHEDULE 2

REDEMPTION NOTICE

The undersigned hereby irrevocably requires Melco International Development Limited (the “Company”) to redeem all of the Notes specified below of the Company in accordance with the Conditions and the terms below.

Principal amount of the Note(s) held by the undersigned:

Principal amount of Note(s) to be redeemed and the serial number of the Note Certificate(s) relating to such Note(s):

Applicable redemption event:

Signature of Noteholder:

Name(s) of Noteholder and its authorised signatory executing this Redemption Notice:

Address of Noteholder:

Payee of redemption money:

Note:	Defined terms used in this Notice have the same meaning as given to them in the Instrument issued by the Company constituting the Notes.

SCHEDULE 3

FORM OF TRANSFER

FOR VALUE RECEIVED the undersigned hereby transfers to

__________________________________________________________________________________________________________________________________

__________________________________________________________________________________________________________________________________

(PLEASE PRINT OR TYPE NAME, ADDRESS AND FACSIMILE NUMBER OF TRANSFEREE)

HK$[•]                            principal amount of the Note in respect of which the enclosed Note Certificate (serial number                     ) is issued, and all rights in respect thereof and irrevocably request the Company to transfer the aforesaid principal amount of the Note in the register of Noteholders maintained by the Company in respect thereof.

All payments in respect of the principal amount of the Note transferred are to be made (unless otherwise instructed by the transferee) to the following account:

For the account of:

Name of bank:

HK$ account number:

Dated:

SIGNED

Transferee’s authorised signature	Transferor’s authorised signature

Notes:

1.	A representative of the Noteholder should state the capacity in which he signs (e.g. executor, attorney-in-fact, authorised signatory, etc).

2.	The signature of the person effecting a transfer shall conform to any list of duly authorised specimen signatories supplied by the registered holder or be certified by a recognised bank, solicitor, notary public or in such other manner as the Company may require.

3.	In the case of joint holders, all joint holders must sign this transfer form.

4.	The signatory to this transfer must correspond to the name as it appears on the face of the attached Note.

SCHEDULE 4

FORM OF NOTE CERTIFICATE

MELCO INTERNATIONAL DEVELOPMENT LIMITED

(Incorporated in Hong Kong with limited liability)

HK$1,175,000,000 ZERO COUPON CONVERTIBLE LOAN NOTE DUE 2010

(forming [part]/[the whole] of a series of convertible loan notes (the “Notes”) in the aggregate principal amount of HK$1,175,000,000 issued pursuant to an instrument (the “Instrument”) dated [•] and executed by way of deed poll by Melco International Development Limited (the “Company”) (as issuer) creating this Note)

THIS IS TO CERTIFY that the Company will pay to [•] of [•], being the holder (the “Noteholder”) of this Note, on the Maturity Date (or on such earlier date as such sum may become payable in accordance with the Conditions (as defined in the Instrument)) the principal sum of HK$[•], in accordance with the Conditions. This Note is issued with the benefit of and subject to the Instrument which is binding on the Company and the Noteholder.

GIVEN under the Seal of the Company on [•].

Director

Director/Secretary

This Note cannot be transferred to bearer on delivery and is transferable only to the extent permitted by Condition 3 as set out in the Instrument. This Note must be delivered to the Secretary of the Company for cancellation and reissue of an appropriate certificate in the event of any such transfer.

(For endorsement in the event of partial conversion or assignment)

Date	Amount converted	Amount transferred	Amount outstanding

EXECUTION PAGE

THE COMMON SEAL of MELCO INTERNATIONAL DEVELOPMENT LIMITED was hereunto affixed in the presence of:	) ) ) )

EXECUTION PAGE

THE ASSIGNOR

SIGNED by Ho Yan Lung, Lawrence for and on behalf of GREAT RESPECT LIMITED whose signature is verified by	) ) ) )	/s/

/s/

Wong Ka Yan Solicitor, Hong Kong SAR Richards Butler

THE ASSIGNEE

SIGNED by Tsui Che Yin, Frank for and on behalf of MELCO ENTERTAINMENT LIMITED whose signature is verified by	) ) ) )	/s/

/s/

Wong Ka Yan Solicitor, Hong Kong SAR Richards Butler

THE ISSUER

SIGNED by Tsui Che Yin, Frank for and on behalf of MELCO INTERNATIONAL DEVELOPMENT LIMITED whose signature is verified by	) ) ) ) )	/s/

/s/

Wong Ka Yan Solicitor, Hong Kong SAR Richards Butler

Annexure A

The Announcement

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement has been prepared pursuant to, and in order to comply with, the Listing Rules and the Takeovers Code and does not constitute an offer to buy, or the solicitation of an offer to sell or subscribe for, any securities or an invitation to enter into an agreement to do any such things, nor is it calculated to invite any offer to buy, sell or subscribe for any securities.

[LOGO]
Melco International Development Limited
[Company name in Chinese]
(Incorporated in Hong Kong with limited liability)
Website http://www. melco.hk.cn
(Stock Code: 200)
PROPOSED ACQUISITION OF ADDITIONAL LAND IN MACAU
FOR DEVELOPMENT AS AN INTEGRATED ENTERTAINMENT RESORT
VERY SUBSTANTIAL ACQUISITIONS
AND CONNECTED TRANSACTION
The Development Project

The Directors are pleased to announce that, on 10th May 2005, Melco Hotels accepted in principle an offer from the Macau Government to grant to Melco Hotels a long term lease in respect of a plot of land with an area of approximately 113,325 square metres in Taipa, Macau, on the Cotai Strip, for the construction and development of an integrated entertainment resort. The proposed development is expected to include:

14.58(3) 14.60(1), (2)
• one five star hotel with approximately 500 rooms and two four star hotels with approximately 750 rooms each

• subject to obtaining the necessary Macau regulatory approvals, a casino with approximately 45,000 sq. meters gaming space and 400 mass market gaming tables, 50 premium player market gaming tables and 3,000 electronic slot machines

• two blocks of service apartments with approximately 142,000 sq. meters saleable area

• retail shopping space of approximately 10,000 sq. meters

•	a performance hail with approximately 8,500 sq. meters auditorium and back of house areas

•	car parking facilities and other supporting infrastructure

The offer by the Macau Government to grant a long term lease in respect of the Land in the name of Melco Hotels was secured through the efforts of Great Respect, a company controlled by a discretionary trust of Dr. Stanley Ho, in the context of a joint venture established to apply to the Macau Government for the grant of one or more parcels of Land in Cotai, Macau. The Macau Government offered the opportunity to be granted development rights in respect of the Land to Melco Hotels in a letter dated 21st April 2005, which sets out detailed specifications of the permitted uses and developable gross floor area of the site and the applicable land premium payable to take up the grant of the lease. The terms of the proposed grant were accepted in principle by Melco Hotels on 10th May 2005, although a legally binding commitment of Melco Hotels will only arise upon the execution by it of a legally binding contract with the Macau Government. That legally binding contract will only be entered into by Melco Hotels subject to, or following, the approval of the Land grant and the project by Shareholders of Melco (by way of a poll) at the EGM.

Acquisition of Interests in the Joint Venture		14.58(3)

The Directors are also pleased to announce that, on 11th May 2005, Melco Entertainment agreed to acquire the interest of Great Respect in the Joint Venture referred to above which was established to apply to the Macau Government for the grant of one or more parcels of land in Cotai, Macau and which resulted in the offer of development rights in respect of the Land.

The Joint Venture is constituted by a legally binding Joint Venture MOA made between Melco Leisure and Great Respect on 28th October 2004. The Joint Venture MOA contemplated that Great Respect would use its best efforts, through its business relationships and connections in Macau, to apply to the Macau Government for the grant of development rights in respect of one or more parcels of land in Cotai, Macau. Great Respect is a company controlled by a discretionary family trust of Dr. Stanley Ho. Dr. Ho has had strong links with Macau and its business community over several decades. Dr. Ho and Great Respect have been able to employ Dr. Ho’s strong and enduring links with Macau and its business community for the benefit of Melco, to secure the opportunity for the Melco group to obtain a long term lease in respect of the Land, which is an opportunity which would not otherwise have been open to Melco. Under the Joint Venture MOA, for expedience Melco Leisure would make available one of its Macau subsidiaries (which was ultimately Macau Hotels) to the Joint Venture, as the Macanese vehicle to make the application.

The Joint Venture MOA provides that, if the Macau Government were to agree to grant land in Cotai to the Joint Venture, or the vehicle provided by Melco Leisure to make the application, Melco Leisure would have an interest of 50.8% in the land so agreed to be granted and Great Respect would have an interest of 49.2% in the relevant land and that, upon a land application being approved, Melco Leisure and Great Respect would jointly develop the land on a 50.8% (Melco Leisure):49.2% (Great Respect) basis.

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In accordance with a Shareholders Agreement between Melco and PBL dated 8th March 2005, all gaming ventures in Macau are required to be carried out by Melco and PBL through their joint venture company, Melco Entertainment. Accordingly, pursuant to that Shareholders Agreement and a Declaration Agreement dated 9th March 2005 between Melco Leisure and Melco Entertainment, Melco Leisure is holding its 50.8% interest in the Joint Venture on behalf of Melco Entertainment and has agreed to transfer its 50.8% interest in the Joint Venture, and its interest in Melco Hotels, to Melco Entertainment.

Melco Entertainment has now also agreed to acquire the 49.2% interest of Great Respect in the Joint Venture, thereby giving Mete() Entertainment a 100% interest in the right to apply to the Macau Government for a long term lease of the Land and to subsequently develop the Land as an integrated entertainment resort.

Acquisition Agreements
Melco Entertainment has entered into the following agreements:
1.	The First Agreement, dated 11th May 2005, with Great Respect and Melco, pursuant to which:		14.58(3) 14.58(4)
(a)

Melco Entertainment has agreed to purchase and take an assignment of the 49.2% interest in the Joint Venture held by Great Respect under the Joint Venture MOA, for a consideration of HK$1,180 million; and

	(b)	Great Respect has undertaken to immediately subscribe the entire amount of the consideration to be received by it on completion of the First Agreement for Convertible Loan Notes to be issued by Melco.
2.

The Second Agreement, dated 11th May 2005, with Melco Leisure, pursuant to which Melco) Leisure will transfer its 50.8% interest in the Joint Venture and its interest in Melco Hotels to Melco Entertainment, in accordance with the requirements of the Shareholders Agreement and the Declaration Agreement.

14.58(3)
Convertible Loan Notes
The Convertible Loan Notes will be issued in the aggregate principal amount of HK$1,180 million, will not bear interest and will be convertible into Shares at an initial conversion price of HK$19.93 per Share, subject to customary adjustments. The conversion price has been calculated as the average closing price of a Share for the 5 (five) trading days up to and including the Last Trading Date. The Convertible Loan Notes are not transferable and are not permitted to be converted into Shares prior to the date of grant by the Macau Government to Melco Hotels of the long term lease in respect of the Land, for the construction and development of an integrated entertainment resort. Application will be made to the Listing Committee of the Stock Exchange for the listing of, and permission to deal in, the Shares falling to be issued on conversion of the Convertible Loan Notes. The exercise in full of the Convertible Loan Notes would result in the issue of an aggregate of 59,207,225 new Shares, representing approximately 12.06% of the issued share capital of Melco on the date of this announcement and 10.76% of the enlarged issued share capital on that date, assuming full conversion of the Convertible Loan Notes.

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If a legally binding tong term lease in respect of the Land for the construction and development of an integrated entertainment resort is not formally granted to Melco Hotels by 31st December 2006, then Great Respect is required to transfer the Convertible Loan Notes back to Melco, for cancellation, and Melco is required to pay the proceeds received by it from Great Respect on subscription of the Convertible Loan Notes to Melco Entertainment, by way of refund of the purchase price for the acquisition of Great Respect’s interest in the Joint Venture.

Completion of the First Agreement and the Second Agreement are subject to the respective conditions precedent specified in this announcement. Completion of the Second Agreement is not conditional upon completion of the First Agreement; however, it is anticipated that (subject to the necessary shareholders approvals having been obtained and other relevant conditions precedent having been fulfilled), the Agreements will be completed at substantially the same time.

Implications under the Listing Rules

The First Agreement constitutes a very substantial acquisition for Melco under Chapter 14 of the Listing Rules, on the basis that the total assets which are the subject of the transaction (calculated as Great Respect’s 49.2% interest in the Joint Venture on the basis of the open market value of the Land derived from the preliminary valuation report of Savills (Hong Kong) Limited (an independent valuer) referred to below) exceeds 100% of the total assets of Melco. Accordingly, the First Agreement is conditional on approval by shareholders (by way of poll) at the EGM.

Great Respect is a company controlled by a discretionary family trust of Dr. Stanley Ho, who is a director, shareholder and connected person of Melco. Accordingly, the First Agreement also constitutes a connected transaction of Melco under the Listing Rules. Dr. Stanley Ho, Mr. Lawrence Ho and their respective associates, including Madam Lucina Laam King Ying, Better Joy and Lasting Legend will abstain from voting on the relevant resolution regarding the First Agreement and the transactions contemplated by it. In aggregate, these persons hold shares representing approximately 52.76% of the issued share capital of Melco as at the date of this announcement.

14A.56(2)

An independent board committee of Melco comprising its independent non-executive directors will be appointed to advise the Independent Shareholders in relation to the First Agreement and the transactions contemplated by it. An independent financial adviser will be appointed to advise the independent board committee.

The Second Agreement constitutes a very substantial disposal for Melco under Chapter 14 of the Listing Rules, on the basis that the preliminary open market valuation of the Land, as determined in the preliminary valuation report of Savills (Hong Kong) Limited (an independent valuer), exceeds 75% of the total assets of Melco. Accordingly, the Second Agreement is also conditional on approval by shareholders (by way of poll) at the EGM.

The legally binding commitments of Melco Hotels expected to be entered into in the future as a result of its in principle acceptance of the Macau Government’s offer to grant a long term lease in respect of the Land, and in connection with the

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future development of the Land as an integrated entertainment resort, will, in aggregate, constitute a very substantial acquisition for Melco under Chapter 14 of the Listing Rules, on the basis that the aggregate of the amount of the Land premium required to be paid to secure the grant of a long term lease in respect of the Land and the costs of development and construction of an integrated entertainment resort will exceed 100% of the total assets and total market capitalization of Melco. The aggregate of the amount of the Land premium and estimated development costs of the integrated entertainment resort having the features described in this announcement are expected to be in the region of approximately HK$8,000 million.

Circular
A circular containing further details of:
(i) the Agreements and the transactions contemplated by them;
(ii) the in principle acceptance by Melco Hotels of the Macau Government’s offer to grant a long term lease in respect of the Land; and
(iii) the proposed development of the Land, involving the construction of an integrated entertainment resort having the features referred to above;

together with the information required under the Listing Rules in relation to each of the foregoing, and convening the EGM, will be despatched to Shareholders within 21 days from the date of publication of this announcement.

Possible Fund Raising and Whitewash Waiver Application

In order to raise the funds required to finance the construction and development of the proposed integrated entertainment resort, as described in this announcement, Melco is considering a possible Placing of shares. If it proceeds, the Placing would result in the aggregate shareholding of the Concert Party being diluted to less than 50% of the voting rights of Melco. Following that dilution, an exercise of the Conversion Rights under the Convertible Loan Notes which results in the Concert Party’s shareholding increasing by more than 2% from the lowest percentage shareholding of the Concert Party within the 12 month period immediately preceding the date of exercise of those conversion rights would ordinarily require Great Respect or the Concert Party to make an unconditional cash offer to acquire all of the Shares of Melco other than those owned by the Concert Party, at the applicable conversion price.

However, if the Placing proceeds, an application will be made by Great Respect to the SFC for the Whitewash Waiver, in respect of the Shares falling to be issued on exercise in full of the conversion rights under the Convertible Loan Notes. If granted, the Whitewash Waiver would be subject to the approval of the Independent Shareholders and such approval would be sought at the EGM pursuant to a vote conducted by poll.

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Suspension of Trading

At the request of Melco, the Shares were suspended from trading on the Stock Exchange at 9:30 a.m. on 11th May 2005 pending the release of this announcement. The Shares will remain suspended following the publication of this announcement, pending the publication of a further announcement regarding the possible Placing.

THE DEVELOPMENT PROJECT

On 10th May 2005, Meleo Hotels accepted in principle an offer from the Macau Government to grant to Melco Hotels a long term lease of land parcels on the Cotai Strip in Macau with an aggregate area of 113,325 sq. meters, for the development of an integrated entertainment resort with the following principal features:	14.58(3) 14.60(1), (2)

• one five star hotel with approximately 500 rooms and two four star hotels with approximately 750 rooms each

•      subject to obtaining the necessary Macau regulatory approvals, a casino with approximately 45,000 sq. meters gaming space and 400 mass market gaming tables., 50 premium player market gaming tables and 3,000 electronic slot machines

• two blocks of service apartments with approximately 142,000 sq. meters saleable area

• retail shopping space of approximately 10,000 sq. meters

• a performance hall with approximately 8,500 sq. meters auditorium and back of house areas

• car parking facilities and other supporting infrastructure

The Macau Government offered the opportunity to be granted development rights in respect of the Land to Melco Hotels in a letter dated 21st April 2005, which sets out detailed specifications of the permitted uses and developable gross floor area of the site and the applicable land premium payable to take up the grant. The terms of the proposed grant were accepted in principle by Melco Hotels on 10th May 2005. A limited number of matters in relation to the detailed terms of the grant and the undertaking of preliminary peripheral infrastructure work remain to be discussed with the Macau Government and Melco Hotels has, in addition, requested an increase in the developable site area from approximately 400,000 sq. meters to the approximately 450,000 sq. meters contemplated by the proposed development described above. The Directors anticipate that the requested modification to the developable gross floor area, to permit the development described above, will be granted by the Macau Government in the context of the process which is expected to ultimately result in the grant of a formal legally binding long term lease in respect of the Land. Subject to the foregoing, the terms of the proposed land grant are substantially agreed in principle, albeit that a legally binding commitment of Melco Hotels will only arise upon the execution by it of a legally binding contract with the Macau Government. That legally binding contract will only be entered into by Melco Hotels subject to, or following, the approval of the Land grant and the project by Shareholders of Melco (by way of a poll) at the EGM.

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The Land consists of two individual parcels. The grant of development rights in respect of “Parcel A”, a parcel of land of 73,528 sq. meters which is registered as Lot No. 23053 in the Property Registration Bureau, would be conditional on the return of the land parcel to the Macau Government by the existing holder of development rights in respect of it. Such holder is an independent third party not connected with Melco or any of its substantial shareholders, directors or chief executive. Melco has obtained written confirmation from such holder that it will complete negotiations with the Macau Government as soon as possible with the intention that “Parcel N” is surrendered to the Macau Government (and hence granted to Melco Hotels) before May 2006. The grant of rights in respect of “Parcel B”, a parcel of land of 39,797 sq. meters which is thought to be unregistered, would not be subject to such a condition.	14A.56(2)

If granted, the lease term would initially be 25 years, with the right to renew for further consecutive periods of 25 years in accordance with the applicable provisions of Macau law.

The premium payable on the grant of a long term lease for the construction and development on the Land of an integrated entertainment resort having the features described above will need to be agreed with the Macau Government in the context of the process which is expected to ultimately result in the formal grant of a long term lease in respect of the Land. The amount of the land premium originally proposed by the Macau Government in its 21st April 2005 letter is MOP 509,124,823 (equivalent to approximately HK$[•]), although this amount may be adjusted if the Macau Government accedes to Melco Hotels’ request to increase the developable gross floor area at the site from approximately 400,000 sq. meters to approximately 450,000 sq. meters. In addition, as is customary for this type of project, it is anticipated that Melco Hotels will also be required to provide guarantee money to the Macau Government by way of a cash deposit or bank guarantee acceptable to the Macau Government. It is anticipated that the amount of the guarantee money required to be provided by Melco Hotels will be in the region of MOP 2,300,000 (equivalent to approximately HK$[•]).

The legally binding commitments of Melco Hotels expected to be entered into in the future as a result of its in principle acceptance of the Macau Government’s offer to grant a long term lease in respect of the Land, and in connection with the future development of the Land will only be entered into subject to, or following, the approval of the project by the shareholders of Melco (by way of poll) at the EGM.

The Directors intend to reach an agreement with SJM whereby, upon completion of the proposed casino and subject to obtaining the necessary Macau regulatory approvals, SJM would take a lease of and operate the casino, while (subject as aforesaid) the electronic gaming machine lounge will be managed by Mocha Slot, a subsidiary of Melco Entertainment. SJM, which is a subsidiary of STDM, is one of the three concessionaries granted rights by the Macau Government to engage in casino gaming operations in Macau from 1st April 2002 to 31st March 2020. Although there is currently no agreement in place with SJM for the lease and operation of the proposed casino, this model has been employed in Melco’s other principal investment in Macau, a luxury hotel with a casino and electronic gaming machine lounge on a parcel of land with an area of approximately 5,230 sq. meters located at Biaxa da Taipa, Macau. Pursuant to those arrangements, a lease will be granted to SJM for a period from the commencement of business

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of the hotel to the expiry of SJM’s concession to operate casinos in Macau. In terms of rental under the lease, the Melco Group is entitled to receive 40% of the gross monthly revenue generated from 60 (out of a total of 160) gaming tables and a percentage to be agreed between SJM and the Melco Group (but in any event not less than 30%) of the gross monthly revenue generated from the remaining 100 gaming tables. The Directors intend to enter into arrangements on a similar basis with SJM in relation to the casino to be built as part of the integrated entertainment resort described in this announcement. Dr. Stanley Ho, who is the Chairman and an Executive Director of Melco, has an equity interest in SJM and is a director of STDM. SJM is, therefore, treated by Melco as a connected person under the Listing Rules. Accordingly, the terms of any agreement reached with SJM in relation to the lease and operation of the proposed casino would constitute a connected transaction of Melco under Chapter 14A of the Listing Rules and, in the absence of any applicable exceptions, would be subject to the approval of the Independent Shareholders.	14A.56(2), (3)

The offer by the Macau Government to grant a long term lease in respect of the Land in the name of Melco Hotels for the development of an integrated entertainment resort was secured through the efforts of Great Respect in the context of the Joint Venture. Melco Entertainment has agreed to acquire a 100% interest in the Joint Venture, as described below.

ACQUISITION OF INTERESTS IN THE JOINT VENTURE

A group structure chart appears below. Melco Entertainment is a company incorporated in the Cayman Islands which is directly owned as to 80% by Melco PBL Holdings and as to the balance of 20% by Melco Leisure. Melco Leisure is a wholly owned subsidiary of Melco, while Melco PBL Holdings is a 50/50 joint venture between Melco and PBL. Accordingly, Melco has a 60% direct and indirect attributable interest in Melco Entertainment.

On 11th May 2005, Melco Entertainment agreed to acquire the 49.2% interest of Great Respect in a Joint Venture established to apply to the Macau Government for the grant of one or more parcels of land in Cotai, Macau.	14.58(3)

The Joint Venture is constituted by a legally binding Joint Venture MOA made between Melco Leisure and Great Respect on 28th October 2004. The Joint Venture MOA contemplated that Great Respect would use its best efforts, through its business relationships and connections in Macau, to apply to the Macau Government for the grant of development rights in respect of one or more parcels of land in Cotai, Macau. Great Respect is a company controlled by a discretionary family trust of Dr. Stanley Ho. Dr. Ho has had strong links with Macau and its business community over several decades. Dr. Ho and Great Respect have been able to employ Dr. Ho’s strong and enduring links with Macau and its business community for the benefit of Melco, to secure the opportunity for the Melco group to obtain a long term lease in respect of the Land, which is an opportunity which would not otherwise have been open to Melco. Under the Joint Venture MOA, for expedience Melco Leisure would make available one of its Macau subsidiaries (which was ultimately Melco Hotels) to the Joint Venture, as the Macanese vehicle to make the application.

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The Joint Venture MOA provides that, if the Macau Government were to agree to grant land in Cotai to the Joint Venture, or the vehicle provided by Melco Leisure to make the application, Melco Leisure would have an interest of 50.8% in the land so agreed to be granted and Great Respect would have an interest of 49.2% in the relevant land and that, upon a land application being approved, Melco Leisure and Great Respect would jointly develop the land on a 50.8% (Melee Leisure): 49.2% (Great Respect) basis.

The Acquisition Agreements

Melco Entertainment has entered into the following two agreements:

1. The First Agreement, dated 11th May 2005, with Great Respect and Melco, pursuant to which:	14.58(3)

(a)         Melco Entertainment has agreed to purchase and take an assignment of the 49.2% interest in the Joint Venture held by Great Respect under the Joint Venture MOA, for a consideration of HK$1,180 million; and

14.58(4)

(b)        Great Respect has undertaken to immediately subscribe the entire amount of the consideration to be received by it on completion of the First Agreement for Convertible Loan Notes to be issued by Melco.

2.          The Second Agreement, dated 11th May 2005, with Melco Leisure, pursuant to which Melco Leisure will transfer its 50.8% interest in the Joint Venture and its interest in Melco Hotels to Melco Entertainment, in accordance with the requirements of the Shareholders Agreement and the Declaration Agreement and in consideration of the mutual benefits to be derived by, and reciprocal covenants of, Melco and PBL under the Shareholders Agreement.

The Convertible Loan Notes will be issued in the principal amount of HK$1,180 million, will not bear interest and will be convertible into Shares at an initial conversion price of HK$19.93 per Share, subject to customary adjustments. The conversion price has been calculated as the average closing price of a Share for the five (5) trading days up to and including the Last Trading Date. The Convertible Loan Notes are not transferable without the consent of Melco and are not permitted to be converted into Shares prior to the date of grant by the Macau Government to Melco Hotels of the long term lease in respect of the Land for the construction and development of an integrated entertainment resort. Application will be made to the Listing Committee of the Stock Exchange for the listing of, and permission to deal in, the Shares falling to be issued on conversion of the Convertible Loan Notes. The exercise in full of the Convertible Loan Notes would result in the issue of an aggregate of 59,207,225 new Shares, representing approximately 12.06% of the issued share capital of Melco on the date of this announcement and 10.76% of the enlarged issued share capital on that date assuming full conversion of the Convertible Loan Notes.

If the legally binding long term lease in respect of the Land is not formally granted to Melco Hotels by 31st December 2006, then Great Respect is required to transfer the Convertible Loan Notes to Melco for cancellation, and Melco is required to pay the proceeds received by it from Great Respect on subscription of the Convertible Loan Notes to Melco Entertainment, by way of refund of the purchase price for the acquisition of Great Respect’s interest in the Joint Venture.

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The following diagrams illustrate the structure of Melco’s gaming, entertainment and hospitality businesses in Asia Pacific and Greater China before and after completion of the acquisition described above:

Before Completion

Notes:

(1)    Melco Entertainment currently holds 70% of Great Wonders, but has agreed to acquire the remaining 30% from STDM pursuant to the arrangements described in Melco’s announcement dated 22nd March 2005.

(2) Great Respect is a company controlled by a discretionary family trust of Dr. Stanley Ho

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After Completion

Note:

(1)    Melco Entertainment currently holds 70% of Great Wonders, but has agreed to acquire the remaining 30% from STDM pursuant to the arrangements described in Melco’s announcement dated 22nd March 2005.

(2) Holds the right to apply to the Macau Government to be granted a long term lease in respect of the Land, for the construction and development of a hotel complex, derived from the Joint Venture.

The First Agreement

Date	:	11th May 2005	14.58(3)

Parties	:	Great Respect, as assignor
Melco Entertainment, as assignee
Melco, as issuer of the Convertible Loan Notes

Interest to be acquired	:	49.2% interest in the Joint Venture held by Great Respect

Consideration	:	HK$1,180 million	14.58(4)

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Terms of Payment	:	The consideration of HK$1,180 million is payable in cash on completion. However, Great Respect has agreed to immediately apply the entire amount of the consideration received by it on completion of the First Agreement to subscribe for the Convertible Loan Notes.

Other Terms	:	If the legally binding long term lease in respect of the Land for the construction and development of an integrated entertainment resort is not formally granted by the Macau Government on or before 31st December 2006, Great Respect is required to surrender the entire amount of the Convertible Loan Notes to Melco for cancellation, and Melco, is required to pay the proceeds received by it from Great Respect on subscription of the Convertible Loan Notes to Melco Entertainment, by way of refund of the purchase price for the acquisition of Great Respect’s interest in the Joint Venture.

The Second Agreement

Set out below is a summary of the principal terms of the Second Agreement:

Date	:	11th May 2005	14.58(3)

Parties	:	Melco Leisure, as assignor and vendor
Melco Entertainment, as assignee and purchaser

Interest to be acquired	:	50.8% interest in the Joint Venture and entire issued equity of Melco Hotels

Consideration	:	To be transferred in accordance with the requirements of the Shareholders Agreement and the Declaration Agreement, in consideration of the mutual benefits to be derived by Melco and PBL, under the Shareholders Agreement and the reciprocal covenants of each of them under that agreement.	14.58(4)

The Convertible Loan Notes

Principal Amount	:	HK$1,180 million, equal to the consideration payable to Great Respect on the acquisition of its 49.2% interest in the Joint Venture.

Status	:	General, unsecured obligations of Melco ranking equally among themselves and pari passu with all other present and future unsecured and unsubordinated obligations of Melco.

Maturity	:	Five years from the date of issue.

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Interest	:	The Convertible Loan Notes do not bear interest.

Conversion	:	The principal amount of the Convertible Loan Notes is convertible into Shares, at an initial conversion price of HK$19.93 per Share, subject to customary adjustments in accordance with the terms of the Convertible Loan Notes. The conversion price is equal to the average closing price of the Shares on the five trading days immediately preceeding the Last Trading Date. If the conversion rights in respect of the Convertible Loan Notes were exercised in full at the initial conversion price, the Shares falling to be issued on exercise of the Convertible Loan Notes would represent approximately 10.76% of the issued share capital of Melco as at the date of this announcement and approximately 12.06% of the enlarged share capital assuming conversion of the Convertible Loan Notes in full (but, in each case, disregarding amounts of accrued interest which can be converted into Shares under the terms of the Convertible Loan Notes).

Transfer	:	The Convertible Loan Notes are not transferable.

Moratorium on Conversion:	:	The Convertible Loan Notes are not permitted to be converted prior to the date on which the long term lease in respect of the Land, for the construction and development of an integrated entertainment resort, is granted to Melco Hotels by the Macau Government.

Conditions Precedent

The First Agreement

Completion of the First Agreement is conditional upon the fulfillment (or, in the case of paragraph (d) below, waiver) of the following conditions precedent:

(a)         The First Agreement and the transactions contemplated thereby, including the subscription and issue of the Convertible Loan Notes, having been approved by a resolution of the Independent Shareholders in general meeting taken on a poll and Melco having obtained all other approvals and consents which are necessary or desirable for the completion of the transactions contemplated by the First Agreement;

(b) listing permission to deal in the Shares falling to be issued on conversion of the Convertible Loan Notes having been granted by the Stock Exchange and not having been revoked;

(c)         all consents or approvals of any relevant governmental authorities or other relevant regulatory bodies in Hong Kong and Macau which are necessary for entering into the First Agreement and the consummation of the transactions contemplated thereby having been obtained and not having been revoked; and

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(d) Great Respect delivering to Melco Entertainment an opinion addressed to it by a firm of lawyers qualified to advise on Hong Kong law, in an agreed form.

If any of the conditions precedent have not been fulfilled (or, in the case of the condition referred to in paragraph (d) above, waived) by 31st December 2006 (or such later date as the parties to the First Agreement may agree in writing), any party to the First Agreement may at its option (but without prejudice to any other right or remedy it may have), by notice to the other parties to the First Agreement elect to terminate the First Agreement, in which event the First Agreement will be of no further effect, the rights and obligations of the parties under the First Agreement will lapse and the parties thereto will be released from such obligations without any liability.

The Second Agreement

Completion of the Second Agreement is conditional upon the fulfillment (or, in the case of paragraph (c) below, waiver) of the following conditions precedent:

(a)         The Second Agreement and the transactions contemplated thereby having been approved by resolution of the Shareholders in general meeting taken on a poll and Melco having obtained all other approvals and consents which are necessary or desirable for the completion of the transactions contemplated by the Second Agreement;

(b)        all consents or approvals of any relevant governmental authorities or other relevant regulatory bodies in Hong Kong and Macau which are necessary for entering into the Second Agreement and the consummation of the transactions contemplated thereby having been obtained and not having been revoked; and

(c) Melco Leisure having delivered to Melee Entertainment an opinion addressed to Melee Entertainment by a firm of lawyers qualified to advise on Macau law, in an agreed form.

If the conditions precedent have not been fulfilled (or in the case of the condition referred to in paragraph (c) above, waived) by 31st December 2006 (or such later date as the parties to the Second Agreement may agree in writing) then either party to the Second Agreement may at its option (but without prejudice to any other right or remedy it may have) by notice to the other party to the Second Agreement elect to terminate the Second Agreement, in which event the Second Agreement shall be of no further effect, the rights and obligations of the parties under the Second Agreement will lapse and the parties thereto will be released from such obligations without any liability.

Completion

The First Agreement provides that completion will take place on the 3rd Business Day following the fulfillment or (if applicable) waiver of the conditions precedent to completion under the First Agreement, or such other time as the parties to the First Agreement may agree.

The Second Agreement provides that completion will take place on the 3rd Business Day following the fulfillment or (if applicable) waiver of the conditions precedent to completion under the Second Agreement, or such other time as the parties to the Second Agreement may agree.

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The Directors anticipate that the First Agreement and the Second Agreement will be completed around [ ].

REASONS FOR AND BENEFITS OF THE TRANSACTIONS DESCRIBED IN THIS ANNOUNCEMENT	14.58(8)

The acquisition of the Land provides Melee with a sizeable and valuable piece of land at a strategic location in Macau and offers Melco a rare opportunity to considerably expand its leisure, entertainment and hospitality business there. When completed, the development will provide a visible presence of Melco in Macau. With the anticipated increase of the number of tourists from Mainland China, the continued increase in per capita annual disposal income of urban households in the PRC, the growth in GDP (Gross Domestic Product) in Macau in 2004, the buoyant condition of the Macau property market, the increasing demand for quality residential, retail and hotel property in Macau, the increased demand for serviced apartments as a result of the many new developments in Macau, the increase in Macau’s employment rate and the increase in expatriate work force in the gambling and related industries there, Melco is confident that the proposed developments on the Land will provide significant recurring income to Melco when completed.

INFORMATION ON MELCO ENTERTAINMENT AND MELCO PBL HOLDINGS	14.58(2)

Melco Entertainment is a company incorporated in the Cayman Islands which is directly owned as to 80% by Melco PBL Holdings and as to the balance of 20% by Melco Leisure, a wholly owned subsidiary of Melco. The board of directors of Melco Entertainment consists of 9 directors, of whom Melco has appointed 5 directors and its joint venture partner PBL has appointed 4 directors.

Melco PBL Holdings is a 50:50 joint venture company established between Melco and PBL with the intention for it to become the holding company of a premiere gaming and entertainment group engaged in the gaming, entertainment and hospitality businesses in the Asia Pacific and Greater China regions.

PBL is an Australian company and has its securities listed on the Australian Stock Exchange. It is one of Australia’s largest diversified media and entertainment companies, the core business of which includes television production and broadcasting, magazine publishing and distribution, gaming and entertainment. Through its wholly owned subsidiary, Crown Limited, PBL operates one of the largest entertainment complexes in Australia including the Crown Casino, which is the largest casino in the Southern hemisphere, and two luxury hotels, namely the Crown Towers and the Crown Promenade Hotel, in Melbourne, Australia. Except for its interest in Melco PBL Holdings and its subsidiaries and its related rights to appoint directors to the board of Melco PBL Holdings and its subsidiaries, PBL is not otherwise a connected person of Melco or any of its subsidiaries, its substantial shareholders, chief executive or Directors.	14A.56(2)

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The operation and management of Melco PBL Holdings and Melco Entertainment are governed by the provisions of a Shareholders Agreement dated 8th March 2005 between, among others, Melco and PBL. Pursuant to the provisions of that Shareholders Agreement:

(a)         Melco PBL Holdings is the principal investment vehicle for all future expansion and acquisition activities of both the Melco Group and the PBL Group in the gaming, entertainment and hospitality industries in the Asia Pacific region (excluding Australia and New Zealand) and the Greater China region.

(b)        All gaming venture opportunities sourced by the Melco Group or the PBL Group in the Asia Pacific region other than Greater China, Australia and New Zealand, are required to be contributed to, and carried out through, a joint venture company to be established and owned as to 80% by Melco PBL Holdings and as to 20% by PBL, thus giving PBL a direct and indirect attributable interest in that joint venture company of 60% and Melco a direct and indirect attributable interest in that joint venture company of 40%.

(c)         Similarly, all gaming venture opportunities in Greater China (including Macau) sourced by the Melco Group or the PBL Group are required to be contributed to, and carried out through, a separate joint venture company, owned as to 80% by Melco PBL Holdings and as to 20% by Melco. Accordingly, Melco has a direct and indirect 60% attributable interest in the joint venture company responsible for Greater China, with PBL holding the remaining 40%. The joint venture company responsible for gaming venture opportunities in Great China (including Macau) is Melco Entertainment.

The requirement for each of the Melco Group and the PBL Group to transfer all their respective gaming venture opportunities in Asia Pacific (excluding Australia and New Zealand) and Greater China into one or other of the joint venture companies, which are subsidiaries of Melco PBL Holdings and held in the respective proportions described above, is expected to benefit both Melco and PBL from the respective efforts and business connections of the other in the relevant jurisdictions. Each of them is expected to benefit from the reciprocal covenants and obligations of the other in this regard under the Shareholders Agreement.

Accordingly, following the Shareholders Agreement having been entered into, the Declaration Agreement was entered into on 9th March 2005. Under the Declaration Agreement, Melco Leisure declared that all its rights and benefits under the Joint Venture MOA and its 50.8% interest in the Joint Venture were held for the benefit of Melco Entertainment and would be transferred to Melco Entertainment at its request, to the intent that Melco Leisure’s 50.8% interest in any land acquired by the Joint Venture would be transferred to and developed by Melco Entertainment (instead of Melco Leisure) in conjunction with Great Respect.

INFORMATION ON THE JOINT VENTURE

The Joint Venture is constituted by a legally binding Joint Venture MOA made between Melco Leisure and Great Respect on 28th October 2004. The Joint Venture MOA contains the following principal terms:

•        An acknowledgement that Great Respect, through its business relationships and connections, may be able to secure land in Cotai, Macau and that the parties wish to apply for any land which could be secured and, if obtained, to jointly develop the land.

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•       Great Respect is required to use its best efforts and with due diligence, through its business relationships and connections, to proceed to apply to the Macau Government for the grant of development rights in relation to one or more parcels of land in Cotai, Macau. For expedience, Melco Leisure would make available one of its Macau subsidiaries as the Macanese vehicle to make the application.

•       Great Respect is responsible for all costs and expenses incurred in relation to the application, provided that the land premium payable on the grant of any land successfully secured as a result of Great Respect’s efforts would be borne by Melco Leisure and Great Respect in accordance with the percentages specified below.

•       The Joint Venture MOA provides that if the Macau Government were to agree to grant land in Cotai to the Joint Venture, or the vehicle provided by Melco Leisure to make the application, Melco Leisure would have an interest of 50.8% in the land and Great Respect would have an interest of 49.2%.

•       Similarly, the Joint Venture MOA also provides that, upon a land application being approved, the parties would form a joint venture to develop the land on a 50.8% (Melco Leisure) 49.2% (Great Respect) basis.

• Great Respect is required to liaise with SJM for the operation of a casino at the developed property.

•       The Joint Venture MOA contemplates that the parties would negotiate and enter into more detailed joint venture documentation prior to the formal grant of development rights in relation to any land secured by Great Respect for the benefit of the Joint Venture.

INFORMATION ON THE MELCO GROUP	14.58(2)

Currently, the Melco group’s business is broadly divided into four divisions:

• Leisure and entertainment

• Investment banking and financial services

• Technology

• Property investment

Great Wonders, an existing member of the Melco Entertainment group, currently has been granted the right to develop a luxury hotel with a casino and electronic gaming machine lounge on a parcel of land with an area of approximately 5,230 sq. metres located at Biaxa da Taipa, Macau. It is contemplated that upon completion of the hotel, the casino will be operated by SJM and the electronic gaming machine lounge will (subject to the approval of the Macau Government authorities) be managed by Mocha Slot, a subsidiary of Melco Entertainment. Details of this investment are set out in Melco’s announcements dated 23rd November 2004 and its shareholder circular dated 5th January 2005.

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FINANCIAL INFORMATION	14.58(6),(7)

Except for having been offered the right to apply to the Macau Government for the development rights in respect of the Land and except for Melco Hotels having made an application to the Macau Government for the grant of development rights, each of the Joint Venture and Melco Hotels do not carry on any business or have any other material assets. Moreover, since no development rights have yet been granted in respect of the Land, the 49.2% interest of Great Respect in the Joint Venture does not have a net asset value, net profits or income stream attributable to it. The unaudited management accounts of Melco Hotels as at [ ] show a negative net asset value of MOP$[ ] (equivalent to approximately HK($[•]) as at the date of those management accounts and an accumulated loss of MOP$[ ] (equivalent to approximately HK$[•]) since the date of Melco Hotels’ incorporation on 20th July 2004.

BASIS OF DETERMINATION OF PURCHASE PRICE FOR THE ACQUISITION AND CONVERTIBLE LOAN NOTES CONVERSION PRICE	14.58(5)

A long term lease in respect of the Land for the construction and development of an integrated entertainment resort having the features described above, once granted, has been valued in the preliminary report of Savills (Hong Kong) Limited, an independent valuer, at approximately HK$4,506 million on an open market basis and on the basis of generally accepted valuation methodologies. The purchase price for Great Respect’s 49.2% interest in the Joint Venture has been arrived at after arm’s length negotiations among the parties (including the representatives of PBL on Melco Entertainment’s board), principally by reference to that preliminary valuation report. The purchase price for Great Respect’s 49.2% interest in the Joint Venture represents a significant discount to the amount derived from the preliminary valuation report of Savills (Hong Kong) Limited. Details of the final report will be set out in the circular to be sent to Shareholders. The purchase price for Great Respect’s 49.2% interest in the Joint Venture has been unanimously approved by the board of directors of Melco Entertainment, including the directors appointed by PBL.

The conversion price under the Convertible Loan Notes to be subscribed by Great Respect on completion of the First Agreement has been determined as the average closing price of a Share for the five consecutive trading days up to and including the Last Trading Date.

FINANCING FOR THE TRANSACTIONS DESCRIBED IN THIS ANNOUNCEMENT

The consideration of HK$1,180 million for the acquisition of the 49.2% interest of Great Respect in the Joint Venture will be financed from existing internal resources of Melco Entertainment.	14.58(4)

Great Respect has agreed to apply the entire amount of the proceeds of the sale of its interest in the Joint Venture in subscription for the Convertible Loan Notes, in order to assist Melco in financing its share of the development costs of the Land and the proposed integrated entertainment resort. Those development costs will be required to be provided by Melco and PBL to Melco Entertainment, in proportion to their respective shareholdings in Melco Entertainment.

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The financing required for the contemplated development of the Land and the construction and development of the integrated entertainment resort described in this announcement, will be financed:

•      in part from the internal resources of Melco and PBL;

•      in part from the proceeds of the subscription for the Convertible Loan Notes by Great Respect;

•      in part from the proceeds of a possible Placing, details of which will be set out in a subsequent announcement; and

•      to the extent required, from third party bank borrowings and other sources.

EFFECT ON SHAREHOLDINGS OF MELCO

The existing issued share capital of Melco comprises 491,019,270 Shares. A concert party comprising Mr. Lawrence Ho, Lasting Legend, Better Joy, Dr. Stanley Ho, Madam Laam King Ying and Shun Tak Shipping Co. Ltd. hold, in aggregate, 259,066,422 shares representing approximately 52.76% of the shares in issue. The balance of 231,952,848 shares, representing approximately 47.24% of Melco, are held by the public.

Dr. Stanley Ho is the father of Mr. Lawrence Ho and Madam Laam King Ying is the mother of Mr. Lawrence Ho. Shun Tak Shipping Co. Ltd. is a company controlled by Dr. Stanley Ho. Lasting Legend and Better Joy are both companies controlled by Mr. Lawrence Ho. As such, Dr. Stanley Ho, Madam Laam King Ying, Shun Tak, Lasting Legend, Better Joy and Mr. Lawrence Ho are parties acting in concert for the purposes of the Takeovers Code.

In addition, STDM holds a HK$100 million 5 year convertible bond and a HK$56 million 5 year convertible bond which are convertible into 25,000,000 and 6,829,268 new Shares, respectively, at the conversion price of HK$4.00 per Share and HK$8.20 per Share, respectively. Dr. Stanley Ho is a director and shareholder of STDM, which is deemed under the Takeovers Code to be acting in concert with the Concert Party.

As referred to in Melco’s announcement dated 22nd March 2005, Melco has entered into an agreement with STDM for the purpose of acquiring the remaining 30% interest in Great Wonders. The consideration for the acquisition includes the issue of 11,111,111 new Shares at an issue price of HK$18.00 per Share to STDM. Those Shares represent approximately 2.26% of the existing issued Shares of the Company and approximately 2.21% of the enlarged issued Share capital of Melco immediately following their allotment and issue. The acquisition of the remaining 30% of Great Wonders from STDM is a connected transaction for Melco under the Listing Rules and is, therefore, subject to approval by resolution of the Independent Shareholders, which will be proposed at an extraordinary general meeting of Melco to be convened and held in June 2005. Subject to that approval having been obtained, those Shares will be issued to STDM on the later of the date of completion of the acquisition of the remaining 30% interest in Great Wonders or the date of the grant by the Macau Government of a long term lease in respect of the land in Baixa, Taipa held by Great Wonders.

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The table below shows the Shareholding of the Company:

• as at the date of this announcement

• on issue of the consideration shares to be issued to STDM on completion of the acquisition of the remaining 30% of Great Wonders, as referred to above

• assuming full conversion of the HK$100 million 5 year convertible bonds and the HK$56 million 5 year convertible bonds held by STDM

• assuming conversion of the Convertible Loan Notes to be issued on completion of the First Agreement

	Issued Shares at the date of this announcement		Upon issue of the 11,111,111 Shares agreed to be issued to STDM (as referred to above)		Upon Conversion of the Convertible Loan Notes in full			Upon exercise in full of the convertible bonds held by STDM (as referred to above)
	Number of Shares	%	Number of Shares	%	Number of Shares		%	Number of Shares		%
Better Joy (Note b)	144,266.303	29.381	144,266,303	28.731%	144,266,303		25.700%	144,266,303		24.321%
Mr. Lawrence Ho (Note c)	60,470,818	12.315	60,470,818	12.043%	60,470,818		10.773%	60,470,818		10.195%
Shun Tak Shipping Co. Ltd. (Note d)	39,083,147	7.960	39,083,147	7.783%	39,083,147		6.963%	39,083,147		6.589%
Dr. Stanley Ho	15,023,867	3.060	15,023,867	2.992%	74,231,092		13.224%	74,231,092		12.514%

(Note e)					(note f	)		(note f	)
Madam Lucina Laam King Ying	222,287	0.045	222,287	0.044%	222,287		0.040%	222,287		0.037%
STDM			11,111,111	2.213%	11,111,111		1.979%	42,940,379		7.239%
Others (Public)	231,952,848	47.239	231,952,848	46.194%	231,952,848		41.321%	231,952,848		39.104%

Notes:

a. Each column assumes the steps referred to in all previous columns have been completed.

b. Better Joy is owned as to 77% by Mr. Lawrence Ho and as to 23% by Dr. Stanley Ho.

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c. Interest of Mr. Lawrence Ho includes his personal interest and the interest held through Lasting Legend, a company controlled and wholly owned by him.

d. Interest of Shun Tak Shipping Co. Ltd. includes the interests held by it and its wholly owned subsidiaries.

e. Interest of Dr. Stanley Ho includes his personal interests and interests held through two companies controlled and wholly owned by him, namely, Sharikat Investments Limited and Dareset Limited.

f. Includes interests held through Great Respect, a company controlled by a discretionary family trust of Dr. Stanley Ho.

IMPLICATIONS UNDER THE TAKEOVERS CODE, POSSIBLE PLACING AND POSSIBLE WHITEWASH WAIVER

The Concert Party currently holds Shares representing approximately 52.76% of the total voting rights of Melco. Great Respect is deemed under the Takeovers Code to be a member of the Concert Party.

As set out in Note 10 to Rule 26.1 of the Takeovers Code, in general, the acquisition of convertible securities does not give rise to an obligation under Rule 26 of the Takeovers Code to make an offer, but the exercise of any conversion rights will be considered to be an acquisition of voting rights for the purpose of Rule 26 of the Takeovers Code. Accordingly, the issue of the Convertible Loan Notes on completion of the First Agreement will, in and of itself, not have any Takeovers Code consequences prior to the exercise of the conversion rights under the Convertible Loan Notes.

As referred to above, Melco and its controlling shareholders are currently considering a possible Placing, in order to raise part of the funding required for the development of the project described in this announcement. If the Placing proceeds, the shareholding of the Concert Party in Melco will be diluted to less than 50% of the total voting rights of Melco. The Placing, if it were to proceed, would be completed prior to completion of the First Agreement. Accordingly, if, following the Placing and the issue of the Convertible Loan Notes on completion of the First Agreement, the conversion rights conferred by the Convertible Loan Notes were subsequently exercised in circumstances where the exercise of the conversion rights resulted in an increase of the Concert Party’s shareholding in Melco by more than 2% from the lowest percentage holding of the Concert Party in the 12 month period immediately preceding the date of that exercise, the Concert Party would ordinarily be obliged, as a result of that exercise of conversion rights, to make an unconditional cash offer to acquire all of the Shares of Melco other than those already owned by the Concert Party.

However, if the Placing proceeds, an application will be made by Great Respect to the SFC for the Whitewash Waiver which, if granted, would be subject to the approval of independent shareholders, such approval to be sought at the EGM pursuant to a vote conducted by way of poll. The Whitewash Waiver would be a waiver by the Executive of the obligations of Great Respect and the Concert Party to make a mandatory general offer to acquire the entire issued share capital of Melco not otherwise owned by the Concert Party as a result of the exercise in full of the Convertible Loan Notes, following the Placing having occurred and the shareholding of the Concert Party in Melco having been diluted to less than 50% of the voting rights of Melco.

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The transactions described in this announcement are not conditional on the Whitewash Waiver being granted.

IMPLICATIONS UNDER THE LISTING RULES

The First Agreement constitutes a very substantial acquisition for Melco under Chapter 14 of the Listing Rules, on the basis that the total assets which are the subject of the transaction (calculated as Great Respect’s 49.2% interest in the Joint Venture on the basis of the open market value of the Land derived from the preliminary valuation report of Savills (Hong Kong) Limited (an independent valuer)), exceeds 100% of the total assets of Melco. Accordingly, the First Agreement is conditional on approval by Shareholders (by way of poll) at the EGM.

Great Respect is a company controlled by a discretionary family trust of Dr. Stanley Ho, who is a director, shareholder and connected person of Melco. Accordingly, the First Agreement also constitutes a connected transaction of Melco under the Listing Rules. Dr. Stanley Ho, Mr. Lawrence Ho and their respective associates, including Madam Lucina Laam King Ying, Better Joy, Lasting Legend and (to the extent it holds Shares at the relevant time) STDM, will abstain from voting on the relevant resolution regarding the First Agreement and the transactions contemplated by it. In aggregate, these persons hold Shares representing approximately 52.76% of the issued Share capital of Melco.	14A.56(2)

An independent board committee of Melco comprising its independent non-executive directors will be appointed to advise the Independent Shareholders on whether or not the terms of the First Agreement and the transactions contemplated by it are fair and reasonable and in the interests of the Independent Shareholders as a whole. An independent financial adviser will be appointed to advise the independent board committee.

The Second Agreement constitutes a very substantial disposal for Melco under Chapter 14 of the Listing Rules, on the basis that the preliminary open market valuation of the Land, as determined in the preliminary valuation report of Savills (Hong Kong) Limited (an independent valuer), exceeds 75% of the total assets of Melco. Accordingly, the Second Agreement is also conditional on approval by shareholders (by way of poll) at the EGM.

The legally binding commitments of Melco Hotels expected to be entered into in the future as a result of its in principle acceptance of the Macau Government’s offer to grant a long term lease in respect of the Land, and in connection with the future development of the Land as an integrated entertainment resort, will, in aggregate, constitute a very substantial acquisition for Melco under Chapter 14 of the Listing Rules, on the basis that the aggregate of the amount of the Land premium required to be paid to secure the grant of a long term lease in respect of the Land and the costs of development and construction of an integrated entertainment resort having the features described in this announcement will exceed 100% of the total assets and total market capitalization of Melco. The total costs of obtaining the development rights in respect of the Land and completing the development of the project described in this announcement are expected to be in the region of HK$8,000 million.

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A circular containing further details of:

(a) the Agreements and the transactions contemplated by them;

(b) the in principle acceptance by Melco Hotels of the Macau Government’s offer to grant a long term lease in respect of the Land; and

(c) the proposed development of the Land, involving the construction of an integrated entertainment resort having the features described in this announcement;

together with the information required by the Listing Rules, and convening the EGM, will be dispatched to Shareholders within 21 days from the date of publication of this announcement. The information required by the Listing Rules to be incorporated in that circular includes the following:

• A description of the principal terms of the Agreements

• A description of the terms of the in principle acceptance by Melco Hotels on 10th May 2005 of the Macau Government’s offer to grant a long term lease in respect of the Land

• The proposals for the development of the Land as an integrated entertainment resort

• A valuation report in respect of the Land, prepared by Savills (Hong Kong) Limited, an independent valuer

• The recommendation from the independent board committee of Melco in respect of the First Agreement and the transactions contemplated thereby

• A letter of advice from the independent financial adviser to the independent board committee of Melco in respect of the First Agreement and the transactions contemplated thereby

VIEWS OF THE DIRECTORS

The Directors, other than the members of the independent board committee appointed to consider the transactions contemplated by the First Agreement (who reserve their views pending receipt of the letter of advice to be issued by the independent financial adviser), consider that the terms of the First Agreement are fair and reasonable and in the interests of the Shareholders as a whole.

The Directors also consider that the terms of the Second Agreement are fair and reasonable and in the interest of the Shareholders as a whole.	14.58(8)

The Directors further consider that the terms on which Melco Hotels has accepted in principle the Macau Government’s offer to grant a long term lease in respect of the Land, and the proposal to develop the Land as an integrated entertainment resort having the features described in this announcement, are each fair and reasonable and in the interests of the Shareholders as a whole.

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SUSPENSION AND RESUMPTION OF TRADING

At the request of Melco, the Shares were suspended from trading on the Stock Exchange at 9:30 a.m. on 11th May 2005, pending the release of this announcement. The Shares will remain suspended following the publication of this announcement, pending the publication of a further announcement regarding the possible Placing referred to above.

As at the date of this announcement, the executive directors of Melco are Dr. Stanley Ho, Mr. Lawrence Ho and Mr. Frank Tsoi; the non-executive directors are Mr. Ng Ching Wo and Mr. Ho Cheuk Yuet; and the three independent non-executive directors are Sir Roger Lobo, Mr. Robert Kwan and Dr. Lo Kar Shui.

DEFINITIONS

In this announcement, unless the context otherwise requires, the following terms have the meanings set opposite them below:

“Agreements”	the First Agreement and the Second Agreement

“associate”	the meaning assigned to that expression in the Listing Rules

“Better Joy”	Better Joy Overseas Limited, a company owned as to 77% by Mr. Lawrence Ho and as to 23% by Dr. Stanley Ho

“Board”	the Board of Directors of Melco

“Concert Party”	the concert party consisting of Dr. Stanley Ho, Madam Lucina Laam King Ying, Mr. Lawrence Ho, Lasting Legend, Better Joy, STDM and Great Respect

“Convertible Loan Notes”	HK$1,180 million in principal amount of Convertible Loan Notes due 2010 to be issued by Melco and subscribed by Great Respect under the First Agreement and conferring the right to subscribe for new Shares at an initial conversion price of HK$19.93 per Share, subject to adjustment in accordance with the terms and conditions of the Convertible Loan Notes

“Declaration Agreement”	the agreement dated 9th March 2005 between Melco Leisure and Melco Entertainment, pursuant to which Melco Leisure declared that all its rights and benefits under the Joint Venture MOA are held by it on behalf of Melco Entertainment and that it would, at the request of Melco Entertainment, and

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as required by the Shareholders Agreement, transfer its 50.8% interest under the Joint Venture MOA and its interest in Melco Hotels to Melco Entertainment

“EGM”	the extraordinary general meeting of Shareholders proposed to be convened by Melco to consider and, if thought fit, approve:

(a) the Agreements and the transactions contemplated by them;

(b) the grant of a long term lease in respect of the Land to Melco Hotels;

(c) the development of the Land by Melco Hotels and Melco Entertainment, involving the construction of an integrated entertainment resort having the features described in this announcement; and

(d) if the Placing proceeds, the Whitewash Waiver;

“Executive”	the Executive Director of the Corporate Finance Division of the SFC

“First Agreement”	an agreement dated 11th May 2005 between Melco Entertainment, Great Respect and Melco relating to the acquisition by Melco Entertainment of the 49.2% interest of Great Respect in the Joint Venture and the application by Great Respect of the proceeds of that acquisition to subscribe for the Convertible Loan Notes to be issued by Melco

“Great Wonders”	Great Wonders, Investments, Limited, which is currently a 70% owned subsidiary of Melco Entertainment and which would become a wholly owned subsidiary of Melco Entertainment on completion of the proposed acquisition by Melco Entertainment of the remaining 30% interest in Great Wonders held by STDM, announced by Melco on 22nd March 2005

“Independent Shareholders”	Shareholders of Melco other than Dr. Stanley Ho and his associates, namely Madam Lucina Laam King Ying, Mr. Lawrence Ho, Lasting Legend, Better Joy and (if it holds Shares at the relevant time) STDM

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“Joint Venture”	the joint venture established by the Joint Venture MOA

“Joint Venture MOA”	the legally binding Memorandum of Agreement dated 28th October 2004 between Melco Leisure and Great Respect having the principal terms described in this announcement;

“Lasting Legend”	Lasting Legend Limited, a company wholly owned by Mr. Lawrence Ho

“Land”	a parcel of land with an area of 113,325 sq. metres located at Taipa, Macau, on the Cotai Strip

“Last Trading Date”	10th May 2005, being the last date on which the Shares were traded on the Stock Exchange prior to the suspension of trading in the Shares made at the request of Melco pending the release of this announcement

“Listing Rules”	the Rules governing the Listing of securities on the Stock Exchange of Hong Kong Limited

“Melco”	Melco International Development Limited, a company established under the laws of Hong Kong and having its securities listed on the Stock Exchange

“Melco Entertainment”	Melco Entertainment Limited, a subsidiary of Melco PBL Holdings established under the laws of the Cayman Islands to engage in the business of gaming, entertainment and hospitality in the Greater China Region

“Melco Hotels”	Melco Hotels and Resorts (Macau) Limited, a subsidiary of Melco Leisure established under the laws of Macau

“Melco Leisure”	Melco Leisure & Entertainment Group Limited, a subsidiary of Melco established under the laws of the British Virgin Islands

“Melco PBL Holdings”	Melco PBL Holdings Limited, a 50/50 joint venture established between Melco and PBL under the laws of the Cayman Islands to engage in the businesses of gaming, entertainment and hospitality in the Asia Pacific and Greater China regions

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“Mocha Slot”	Mocha Slot Group Limited, a subsidiary of Melco Entertainment, established under the laws of Macau

“MOP”	pataca, the lawful currency of Macau

“PBL”	Publishing and Broadcasting Limited, a company established under the laws of Australia and having its securities listed on the Australian Stock Exchange

“Placing”	a possible placing of existing Shares held by one or more members of the Concert Party and a corresponding “top up” subscription for new Shares (as contemplated by Listing Rule 14A.31(3)(d) and Note 6 of the Notes on dispensations from Rule 26.1 of the Takeovers Code), which is being considered by the Directors

“Second Agreement”	an agreement dated [11th] May 2005 between Melco Entertainment as transferee and Melco Leisure as transferor, pursuant to which Melco Leisure will transfer its 50.8% interest in the Joint Venture and its interest in Melco Hotels to Melco Entertainment, in accordance with the requirements of the Shareholders Agreement and the Declaration Agreement

“Shares”	ordinary shares of HK$1.00 each in the capital of Melco

“Shareholders”	holders of Shares

“SJM”	Sociedade de Jogos de Macau, S.A., a company established under the laws of Macau and a subsidiary of STDM

“STDM”	Sociedade de Turismo e Diversoes de Macau, S.A.R.L. a company established under the laws of Macau

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Takeovers Code”	the Hong Kong Code on Takeovers and Mergers

“Whitewash Waiver”	the waiver by the Executive of the obligations of Great Respect and the Concert Party to make a mandatory offer pursuant to the provisions of Rule 26 of the Takeovers Code to acquire the entire

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issued share capital of Melco not otherwise owned by the Concert Party, arising as a result of any and all future exercises of the conversion rights conferred by the Convertible Loan Notes, such waiver to be unconditional or subject to such conditions as are customary or which are reasonably acceptable to Great Respect and the Concert Party, including the approval of the Independent Shareholders pursuant to a vote conducted by way of poll having been obtained at the EGM and full compliance with the provisions of the Takeovers Code

By order of the board of
Melco International Development Limited
Lawrence Ho
Managing Director

Hong Kong, [•] May 2005

Please also refer to the published version of this announcement in the Standard.

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